As filed with the Securities and Exchange Commission on June 22, 2023.

Registration No. 333-269265

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENSERVCO CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1311	84-0811316
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

14133 County Rd 9 ½

Longmont, CO 80504

(303) 333-3678

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Richard A. Murphy

Principal Executive Officer

14133 County Rd 9 ½

Longmont, CO 80504

(303) 333-3678

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Douglas T. Holod Maslon LLP 90 South 7th Street, Suite 3300 Minneapolis, MN 55402 Telephone: (612) 672-8313 Fax: (612) 642-8313	James T. Seery Duane Morris LLP 1540 Broadway New York, NY 10036 Tel: (212) 547-5400 Fax: (973) 556-1417

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On February 22, 2023, the Enservco Corporation, a Delaware corporation (the “Company”) entered into the Securities Purchase Agreement with certain investors, pursuant to which the Company agreed to issue and sell to the investors in a best-efforts public offering (i) 3,900,000 shares of Company common stock, (ii) pre-funded warrants to purchase 3,100,000 shares of Company common stock and (iii) common warrants to purchase 7,000,000 shares of Company common stock. The shares of common stock, or pre-funded warrants in lieu thereof, and the common warrants were sold in units, with each unit consisting of one share of common stock or one pre-funded warrant in lieu thereof and one common warrant. Each unit comprised of common stock and common warrants were sold at a per unit price of $0.50. Each unit comprised of pre-funded warrants and common warrants were sold at a per unit price of $0.495, which represents the same per unit price less the $0.005 per share exercise price of the pre-funded warrants. The Common Warrants are exercisable at a price of $0.55 per share, and have a five year term. The offering closed on February 27, 2023.

The shares of common stock, the pre-funded warrants, and the common warrants were offered and sold pursuant to a registration statement on Form S-1, File No. 333- 269265 (as amended, the "Registration Statement"). The Registration Statement was initially filed on January 17, 2023, and declared effective on February 14, 2023 by the Securities and Exchange Commission. The Registration Statement also registered the shares of common stock issuable upon exercise of the pre-funded warrants and the common warrants. Not all of the warrants sold in the offering have been exercised to date, and accordingly the offering of the shares of common stock underlying such warrants is ongoing.

This Post-Effective Amendment No. 1 to the Registration Statement, or the Post-Effective Amendment, is being filed to: (i) add a new section, “Incorporation of Certain Information by Reference,” to Part I below, pursuant to which, among other things, the Company is incorporating by reference the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC on March 31, 2023, pursuant to the undertakings in Item 17 of the Registration Statement, and the other reports identified in such section and (ii) to update the items in Part II below. Except as described below, no changes have been made to the information contained the Registration Statement. No additional securities are being registered under this Post-Effective Amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement or pre-effective amendments thereto.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE , 2023

Prospectus

3,900,000 Shares of Common Stock

Pre-Funded Warrants to Purchase 3,100,000 Shares of Common Stock

Common Warrants to Purchase 7,000,000 Shares of Common Stock

We are offering on a “reasonable best efforts” basis 3,900,000 shares of common stock, pre-funded warrants to purchase up to 3,100,000 shares of common stock and common warrants to purchase 7,000,000 shares of common stock. The common warrants will have an initial exercise price of $0.55 per share and will have a five year term. The pre-funded warrants are being offered to those purchasers whose purchase of shares of common stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, in lieu of shares of common stock that would result in beneficial ownership exceeding the applicable threshold. Each pre-funded warrant is exercisable for one share of our common stock and has an exercise price of $0.005 per share. The shares of common stock, or pre-funded warrants in lieu thereof, and the common warrants will be sold in units, with each unit consisting of one share of common stock or one pre-funded warrant in lieu thereof and one common warrant. Each unit comprised of common stock and common warrants will be sold at a per unit price of $0.50. Each unit comprised of pre-funded warrants and common warrants will be sold at a per unit price of $0.495, which represents the same per unit price less the per share exercise price of the pre-funded warrants. The shares of common stock, or pre-funded warrant in lieu thereof,, and the common warrants are immediately separable and will be issued separately in this offering, but must be purchased together in this offering.

Pursuant to this prospectus, we are also offering the shares of common stock issuable upon the exercise of pre-funded warrants and common warrants offered hereby. These securities are being sold in this offering to certain purchasers under a securities purchase agreement dated February 22, 2023 between us and the purchasers.

We have engaged the Placement Agent in connection with the securities offered by this prospectus. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of securities but has agreed to use its best efforts to sell the securities offered by this prospectus. We have agreed to pay the Placement Agent a fee based upon the aggregate gross proceeds raised in this offering as set forth in the table below.

Because there is no minimum number of securities or minimum aggregate amount of proceeds for this offering to close, we may sell fewer than all of the securities offered hereby, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue the business goals outlined in this prospectus. Because there is no escrow account and there is no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill our objectives due to a lack of interest in this offering. Also, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. The offering will end no later than five trading days from the date of this prospectus.

Our common stock is listed on the NYSE American under the symbol “ENSV.” The last reported sale price of our common stock on the NYSE American on February 22, 2023 was $0.846 per share. We do not intend to list the pre-funded warrants or the common warrants on any national securities exchange or other nationally recognized trading system.

An investment in our securities involves significant risks. You should carefully consider the risk factors beginning on page 6 of this prospectus before you make your decision to invest in our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share and Common Warrant	Per Pre- Funded Warrant and Accompanying Common Warrant	Total
Public offering price	$0.50	$0.495	$3,484,500
Placement Agent Fees(1)	$0.03	$0.0297	$209,070
Proceeds to us, before expenses(2)	$0.47	$0.4653	$3,275,430

(1)

Does not include certain expenses of the Placement Agent. See “Plan of Distribution” beginning on page 30 of this prospectus for additional information regarding compensation to be received by the Placement Agent.

(2)	The amount of proceeds, before expenses, to us does not give effect to any exercise of the pre-funded warrants or common warrants.

Delivery of the shares of our common stock, pre-funded warrants or common warrants was made on or about February 27, 2023.

Sole Placement Agent

A.G.P.

The date of this prospectus is June 22, 2023

Neither we nor the placement agent have authorized anyone to give any information or to make any representations other than those contained in this prospectus or incorporated by reference into this prospectus. You must not rely on any information or representations not contained in this prospectus or any document incorporated by reference into this prospectus. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus, or incorporated by reference into this prospectus, is current only as of its date.

This prospectus contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty. We caution you not to give undue weight to such projections, assumptions and estimates.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference into this prospectus from our filings with the SEC listed in the section of this prospectus entitled, “Incorporation of Certain Information by Reference.”. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should carefully read this entire prospectus, along with any information incorporated by reference in this prospectus, before making an investment decision, including the information presented under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus or the documents incorporated by reference herein and the historical condensed consolidated financial statements and the notes thereto included elsewhere in this prospectus. In this prospectus, the terms “Enservco,” “Enservco Corporation,” “the Company,” “we,” “our,” “ours” and “us” refer to Enservco Corporation and its subsidiaries.

Overview

Enservco Corporation ("Enservco") through its wholly owned subsidiary (collectively referred to as the "Company," "we" or "us") provides various services to the domestic onshore oil and natural gas industry. These services include hot oiling and acidizing ("Production Services") and frac water heating ("Completion and Other Services").

Corporate Structure

Our business operations are conducted through our wholly owned subsidiary, Heat Waves Hot Oil Service LLC ("Heat Waves"), a Colorado limited liability company.

Overview of Business Operations

We provide well enhancement and fluid management services to the domestic onshore oil and natural gas industry. These services include hot oiling and acidizing and frac water heating. We own and operate a fleet of approximately 318 specialized trucks, trailers, frac tanks and other well-site related equipment and serve customers in several major domestic oil and gas areas, including the DJ Basin/Niobrara area in Colorado and Wyoming, the Bakken area in North Dakota, the San Juan Basin in northwestern New Mexico, the Marcellus and Utica Shale areas in Pennsylvania and Ohio, the Jonah area, Green River and Powder River Basins in Wyoming, and the Eagle Ford Shale and East Texas Oilfield in Texas.

We currently operate in the following geographic regions:

● Eastern USA Region, including the southern region of the Marcellus Shale formation (southwestern Pennsylvania and northern West Virginia) and the Utica Shale formation in eastern Ohio. The Eastern USA Region operations are deployed from Heat Waves’ operations center in Carmichaels, Pennsylvania.

● Rocky Mountain Region, including western Colorado and southern Wyoming (DJ Basin and Niobrara formations), central Wyoming (Powder River and Green River Basins) and western North Dakota and eastern Montana (Bakken formation). The Rocky Mountain Region operations are deployed from Heat Waves’ operations centers in Killdeer, North Dakota, and Longmont, Colorado.

● Central USA Region, including the Eagle Ford Shale and East Texas Oilfield in Texas. The Central USA Region operations are deployed from Heat Waves’ operations centers in Jourdanton, Texas, Carrizo Springs, Texas and Longview, Texas.

Recent Developments

On December 9, 2022, the Company received an official notice of noncompliance from the NYSE Regulation (“NYSE”) stating that the Company’s stockholders’ equity as reported in its Quarterly Report on Form 10-Q for the period ended June 30, 2022 (“Q2 2022 Form 10-Q”) was not in compliance with the NYSE American’s continued listing standards under Section 1003(a)(iii) which requires that a listed company’s stockholders’ equity be at least $6.0 million if it has reported losses from continuing operations and/or net losses in its five most recent fiscal years. As reported in its Q2 2022 Form 10-Q, the Company’s stockholders’ equity was approximately $5.2 million. On January 10, 2023, the Company has submitted a plan (the “Plan”) with the NYSE advising of actions it has taken or will take to regain compliance with the continued listing standards by June 9, 2024. If NYSE accepts the Plan, the Company will have an eighteen (18) month cure period to comply with the Plan and will be subject to periodic reviews including quarterly monitoring for compliance with the Plan. The NYSE notice has no immediate effect on the listing or trading of the Company’s common stock on the NYSE American. The Company intends to consider available options to regain compliance with the stockholders’ equity requirement, but no decisions have been made at this time. There can be no assurance that the Company will ultimately regain compliance with all applicable NYSE American listing standards.

On January 3, 2023, we received an official notice of noncompliance from the NYSE stating that the Company is noncompliant with Section 704 of the NYSE American Company Guide for failure to hold an annual meeting of stockholders for the fiscal year ended December 31, 2021 by December 31, 2022. The Company expects to hold its annual meeting of stockholders in 2023 (the "Annual Meeting"), at which time the Company will regain compliance with NYSE American LLC’s (“NYSE American’s”) continued listing standards. To the extent the Company does not hold its Annual Meeting in 2023, the Company will be out of compliance with the NYSE American listing standards and may be delisted from such exchange.

Recent Market Conditions

The recovery of the economy from the impact of COVID-19, coupled with global demand for energy products due to international conflicts, has generally had a positive impact on oil prices and hence our business. For the twelve months ended December 31, 2022, WTI crude oil price averaged $94.31 per barrel, versus an average of $68.07 per barrel in the comparable 2021 period, which resulted in an increase in rig count within the markets we serve. However, we continue to feel the impact of the pandemic, domestic political actions and international activities (including the war in Ukraine) which have continued to impact domestic oil and gas industries. While there has been a slow rebound in active USA domestic rig count beginning in the fourth quarter of 2020, rig count as of December 31, 2022 still remains below pre-pandemic active rigs. During this period, the Company has experienced increased demand and micro and macro-economic conditions have continued to improve, allowing the Company to expect further improvement compared to the prior year.

The Company's expectations for improved activity are somewhat offset by the change in political environment and its uncertain impact on oil exploration and production, as well as increased inflation and rising interest costs. Reductions or limitations in leasing federal property for oil exploration in addition to other measures impacting oil and gas supply and demand have had an impact on the oil exploration and production industry. Finally, to the extent that state and local governments increase regulations, there can be a negative impact to the oil exploration and production industry.

The full extent of the impact of the COVID-19 pandemic, OPEC+ actions, USA governmental actions and oil price changes on our operations and financial performance depends on future developments that are uncertain and unpredictable, including any potential resurgence restrictions related to the pandemic, its impact on capital and financial markets, any new information that may emerge concerning the severity of other strains of the virus, its spread to other regions as well as the actions taken to contain it, production response of domestic oil producers to lower oil prices, and the adherence to any actions by OPEC+.

Risks Relating to Our Business

An investment in our securities involves significant risks that include, without limitation, the following:

●   Constraints on us as a result of our indebtedness, including our ability to generate sufficient cash flows to repay our debt obligations;

●   Continued fluctuations in the prices for crude oil and natural gas and uncertainties in global crude markets caused in part by the war in Ukraine which could likely result in exploration and production companies cutting back their capital expenditures for oil and gas well drilling which in turn would result in significantly reduced demand for our drilling completion services;

●   Competition for the services we provide in our areas of operations, which has increased significantly due to the recent increases in prices for crude oil and natural gas;

●   Weather and environmental conditions, including the potential of abnormally warm winters in our areas of operations that adversely impact demand for our completion services;

●   The impact of general economic conditions and supply chain shortages on the demand for oil and natural gas;

●   Our ability to attract and retain employees, especially in our critical heating season, given tight labor markets;

●   Developments in the global economy as well as any further pandemic risks and resulting demand and supply for oil and natural gas; and

●   Litigation, including the current class action lawsuit, which could lead us to incur significant liabilities and costs or harm our reputation.

You should carefully consider, in addition to the other information contained in this prospectus, the risks described in “Risk Factors” before investing in our securities. These risks could materially affect our business, financial condition and results of operations and cause the trading price of our common stock to decline. You could lose part or all of your investment.

Company Information

Our executive (or corporate) offices are located at 14133 County Road 9 ½, Longmont, Colorado 80504. Our telephone number is (303) 333-3678. Our website is www.enservco.com. Information contained on or accessible through our website is not incorporated by reference in or otherwise a part of this prospectus.

We were originally incorporated as Aspen Exploration Corporation (“Aspen”) under the laws of the State of Delaware on February 8, 1980. On December 30, 2010, Aspen changed its name to “Enservco Corporation.”

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30.

The Offering

Securities offered

3,900,000 shares of common stock, pre-funded warrants to purchase up to 3,100,000 shares of common stock and common warrants to purchase an aggregate of 7,000,000 shares of our common stock. The shares of common stock or pre-funded warrants, respectively, and common warrants are immediately separable and will be issued separately in this offering, but must initially be purchased together in this offering. Each common warrant has an exercise price of $0.55 per share and will have a five year term.

Pre-funded warrants offered

The pre-funded warrants are being offered to those purchasers whose purchase of shares of common stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, in lieu of shares of common stock that would result in beneficial ownership exceeding the applicable threshold. Each pre-funded warrant is exercisable for one share of our common stock and has an exercise price of $0.005 per share. The pre-funded warrants are exercisable immediately and may be exercised at any time until all of the pre-funded warrants are exercised in full. This offering also relates to the shares of common stock issuable upon exercise of any pre-funded warrants sold in this offering.

Public offering price	$0.50 per share of common stock and accompanying common warrant, or $0.495 per pre-funded warrant and accompanying common warrant.

Best Efforts

We have agreed to issue and sell the securities offered hereby to the investor through the Placement Agent and the Placement Agent has agreed to offer and sell such securities on a “reasonable best efforts” basis. The Placement Agent is not required to sell any specific number or dollar amount of the securities offered hereby, but will use its best efforts to sell such securities. See the section entitled “Plan of Distribution” on page 30 of this Prospectus.

Common stock outstanding immediately before this offering	11,888,846 shares

Common stock outstanding immediately after this offering	18,888,846 shares, assuming exercise of all 3,100,000 pre-funded warrants and no exercise of the common warrants issued in this offering.

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $3.0 million.

We intend to use the net proceeds from this offering for general corporate purposes, which may include repayment of debt, and potential acquisitions. Because this is a best efforts offering with no minimum amount as a condition to closing, we may not sell all or any of the securities offered hereby. As a result, we may receive significantly less in net proceeds than we currently estimate. See “Use of Proceeds.”

Risk Factors	See “Risk Factors” and other information appearing elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding whether to invest in our securities.

Lock-up

We have agreed, subject to certain exceptions and without the approval of the Placement Agent, (i) not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities for a period of 90 days following the closing of the offering of the shares and (2) we will not enter into a variable rate transaction for a period of 12 months following the closing of this offering, provided, however that this restriction shall only apply from the date hereof until the six (6) months following the closing date of the offering with respect to an at-the-market offering. Our directors and officers have agreed not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities for 90 days following the closing of the offering of the shares. See “Plan of Distribution” for more information.

NYSE American listing symbol

“ENSV.” There is no established trading market for the pre-funded warrants or the common warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the pre-funded warrants or the common warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the pre-funded warrants and common warrants will be limited.

The number of shares of our common stock to be outstanding after this offering is based on 11,888,846 shares outstanding as of February 8, 2023, and assumes the exercise of all 3,100,000 pre-funded warrants but does not give effect to the shares of common stock issuable upon exercise of the common warrants and also excludes:

●	1,760,805 shares of common stock underlying warrants outstanding as of February 8, 2023, having a weighted average exercise price of $3.10 per share;
●	484,777 shares available as of February 8, 2023 for future issuance under the Enservco Corporation 2016 Stock Incentive Plan
●

shares of common stock issuable upon conversion of $1.2 million principal amount of our convertible subordinated note issued to Cross River Partners L.P. (“Cross River”) in March 2022 (the “March 2022 Convertible Note”), $1.2 million principal amount of our convertible subordinated promissory note issued to Cross River in July 2022 (the “July 2022 Convertible Note”), and $1.2 million principal amount of our convertible secured subordinated promissory note issued to Cross River in November 2022 (the “November 2022 Convertible Note”), because in each case the conversion price is not currently known or determinable. Richard Murphy, our Executive Chairman and CEO and the Managing Partner of Cross River, has indicated that Cross River intends to convert the entire principal amount of the March 2022 Convertible Note and the July 2022 Convertible Note into common stock on or about the closing of this offering. We currently intend to pay in cash the accrued unpaid interest on the March 2022 Convertible Note and the July 2022 Convertible Note, which in the aggregate was approximately $104,000 as of December 31, 2022, after the closing of the offering.

RISK FACTORS

Investing in our common stock, pre-funded warrants and common warrants involves a high degree of risk. Before investing in our common stock, pre-funded warrants and common warrants, you should consider carefully the risks and uncertainties discussed under “Risk Factors” included herein, along with those risks described in the section titled “Risk Factors” contained in our annual report on Form 10-K for the fiscal year ended December 31, 2022, as amended or supplemented by subsequently-filed quarterly reports on Form 10-Q and Current Reports on Form 8-K. You should carefully consider each of the following risks, together with all other information set forth in this prospectus or any documents incorporated by reference herein, including our consolidated financial statements and the related notes,, before deciding to buy our common stock, pre-funded warrants and common warrants. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Liquidity and Debt Risks

An inability to borrow from our receivables financing during our peak work periods would have a negative impact on our business and liquidity.

In March 2022, we refinanced approximately $13.8 million outstanding under our pre-existing credit facility with East West Bank for approximately $8.4 million in cash plus future unsecured payments of up to $1.0 million. Prior to the March 2022 refinancing of our debt with East West Bank, our growth was limited because of our inability to borrow under our line of credit with East West Bank to meet working capital requirements during our peak demand periods during the winter months. Our ability to grow and sustain our business in the future will depend upon our ability to be able to regularly borrow under our 2022 receivables financing facility with LSQ Funding Group. LLC (the “Receivables Financing”). There is no assurance that we will be able to make future borrowings under lines of credit, including our Receivables Financing, in order to fund our operations during peak demand periods. If we are unable to generate or obtain the requisite amount of financing needed to fund our business operations or execute our growth strategy, our liquidity and ability to continue operations could be materially adversely affected.

We continue to have significant debt obligations.

We have significant debt obligations under our 2022 equipment lease facility with Utica Leasco, LLC (the “Equipment Financing” and collectively with the Receivable Financing, the “2022 Financing Facilities”), with minimum monthly payments to Utica Leasco, LLC of $198,000 which is subject to interest rate increases.

Our ability to pay interest and principal on our Equipment Financing and to satisfy our other obligations, will depend upon our ability to achieve increased utilization of our equipment, which is highly influenced by weather and customers' drilling activity. We cannot reasonably guarantee that our business will generate sufficient cash flows from operations, or that future capital will be available to us, in an amount sufficient to fund our future liquidity needs. In the absence of adequate cash from operations and/or other available capital resources we could face substantial liquidity constraints. To the extent that we could not repay or refinance our indebtedness when due, or generate adequate cash flows from operations, we may have to curtail operations which would adversely affect our ability to continue as a going concern. We cannot reasonably guarantee that we will be able to raise sufficient capital through debt or equity financings on terms acceptable to us, or at all, or that we could consummate dispositions of assets or operations for fair market value, in a timely manner or at all.

We are currently in a difficult operating environment and our business, results of operations and financial condition may be affected by general economic conditions and factors beyond our control.

We face a difficult operating environment with exploration and production companies exerting significant pressure on us to control our prices for the services we provide while we experience increases in costs of labor, material and energy resources. Reduced activity and operating margins could force us to curtail operations in some or all our locations which would materially and adversely affect our revenues and our ability to continue as a going concern.

General economic conditions, weather, oil and natural gas prices and financial, business and other factors may also affect our operations and our future performance. We experienced a heavy downturn in demand for our services in early 2020 that continued well into 2021. Many of these factors are beyond our control. If we do not have sufficient funds on hand to pay our debt when due, we may be required to seek a waiver or amendment from our lender, refinance our indebtedness, incur additional indebtedness, sell assets or sell additional shares of our common stock. We may not be able to complete such transactions on terms acceptable to us, or at all. Our failure to generate sufficient funds to pay our debts or to undertake any of these actions successfully could result in a default on our debt obligations, which would materially adversely affect our business, results of operations and financial condition.

Operations Related Risks

While our growth strategy includes seeking acquisitions of other oilfield services companies, we may not be successful in identifying, making and integrating business or asset acquisitions, if any, in the future.

We anticipate that a component of our growth strategy may be to make strategically focused acquisitions of businesses or assets aimed to strengthen our presence and expand services offered in selected service markets. Pursuit of this strategy may be restricted by the on-going volatility and uncertainty within the credit markets which may significantly limit the availability of funds for such acquisitions. Our ability to use shares of our common stock in an acquisition transaction may be adversely affected by the volatility in the price of our common stock and by the potential requirement of shareholder approval.

In addition to restricted funding availability, the success of this strategy will depend on our ability to identify suitable acquisition candidates and to negotiate acceptable financial and other terms. There is no assurance that we will be able to do so. The success of an acquisition also depends on our ability to perform adequate due diligence before the acquisition and on our ability to integrate the acquisition after it is completed. While we intend to commit significant resources to ensure that we conduct comprehensive due diligence, there can be no assurance that all potential risks and liabilities will be identified in connection with an acquisition. Similarly, while we expect to commit substantial resources, including management time and effort, to integrating acquired businesses into ours, there is no assurance that we will be successful in integrating these businesses. In particular, it may be important that we are able to retain both key personnel of the acquired business and its customer base. A loss of either key personnel or customers could negatively impact the future operating results of any acquired business.

Our business is substantially impacted by seasonal weather conditions.

Our operations, particularly our frac heating services, is impacted by weather conditions and temperatures. Unseasonably warm weather during winter months reduces demand for our frac heating services and results in higher operating costs, as a percentage of revenue, due to the need to retain equipment operators during these low demand periods. Management makes concerted efforts to reduce costs during these low demand periods by utilizing operators in other business segments, reducing hours, and in some instances, utilizing seasonal layoffs.

Further, during the winter months, our customers may delay operations or we may not be able to operate or move our equipment between locations during periods of heavy snow, ice or rain, and during the spring some areas impose transportation restrictions due to muddy conditions caused by spring thaws.

We may be unable to implement price increases.

We periodically seek to increase the prices of our services to offset rising costs and to generate increased revenues. We operate in a very competitive industry and, as a result, we are not always successful in raising or maintaining our existing prices. Additionally, during periods of increased market demand, a significant amount of new equipment may enter the market, which would also put pressure on the pricing of our services. Even when we are able to increase our prices, we may not be able to do so at a rate that is sufficient to offset rising costs. Also, we may not be able to successfully increase prices without adversely affecting our activity levels. The inability to maintain our prices or to increase the prices of our services in order to offset rising costs could have a material adverse effect on our business, financial position and results of operations. We anticipate pricing pressure impacting our other service lines to the extent that oil and gas prices drop.

We operate in a capital-intensive industry and may not be able to finance future growth of our operations or future acquisitions.

Our business activities require substantial capital expenditures. If our cash flows from operating activities and borrowings under our 2022 Financing Facilities are not sufficient to fund our capital expenditure budget, we would be required to reduce these expenditures or to fund these expenditures through new debt or equity issuances.

Our ability to raise new debt or equity capital, or to refinance or restructure our debt, at any given time depends on, among other things, the condition of the capital markets and our financial condition at such time. Also, the terms of existing or future debt or equity instruments could further restrict our business operations. The inability to finance future growth could materially and adversely affect our business, financial condition and results of operations.

Increased labor costs or the unavailability of skilled workers could adversely affect our operations.

Companies in our industry, including us, are dependent upon the available labor pool of skilled workers. We compete with other oilfield services businesses and other employers to attract and retain qualified personnel with the technical skills and experience required to provide our customers with the highest quality service. We are also subject to the Fair Labor Standards Act, which governs such matters as minimum wage, overtime and other working conditions, and which can increase our labor costs or subject us to liabilities to our employees. A shortage of skilled workers or other general inflationary pressures or changes in applicable laws and regulations could make it more difficult for us to attract and retain skilled personnel and could require us to enhance our wage and benefits packages. Labor costs may increase in the future, or we may not be able to reduce wages when demand and pricing falls, and such changes could have a material adverse effect on our business, financial condition and results of operations.

Historically, we have experienced a high employee turnover rate. Any difficulty we experience replacing or adding workers could adversely affect our business.

We believe that the high turnover rate in our industry is attributable to the nature of oilfield services work, which is physically demanding and performed outdoors, and to the seasonality of certain of our segments. As a result, workers may choose to pursue employment in areas that offer a more desirable work environment at wage rates that are competitive with ours. The potential inability or lack of desire by workers to commute to our facilities and job sites, as well as the competition for workers from competitors or other industries, are factors that could negatively affect our ability to attract and retain skilled workers. We may not be able to recruit, train and retain an adequate number of workers to replace departing workers. The inability to maintain an adequate workforce could have a material adverse effect on our business, financial condition and results of operations.

Our business depends on domestic (United States) spending by the crude oil and natural gas industry which suffered significant price volatility in 2020 - 2022, and such volatility may continue; our business has been, and may in the future be, adversely affected by industry and financial market conditions that are beyond our control.

We depend on our customers’ ability and willingness to make operating and capital expenditures to explore, develop and produce crude oil and natural gas in the United States. Customers’ expectations for future crude oil and natural gas prices, as well as the availability of capital for operating and capital expenditures, may cause them to curtail spending, thereby reducing demand for our services and equipment. Although there has been a recent uptick in demand for our services, major declines in oil and natural gas prices in 2020 and 2021 have resulted in substantial declines in capital spending and drilling programs across the industry. Any declines in oil and natural gas prices may result in many exploration and production companies substantially reducing drilling and completions programs and have required service providers to make pricing concessions.

Industry conditions and specifically the market price for crude oil and natural gas are influenced by numerous domestic and global factors, such as the war in Ukraine and other potential global conflicts over which we have no control, such as the supply of and demand for oil and natural gas, domestic and worldwide economic conditions that are affected by several factors beyond our control, weather conditions, political instability in oil and natural gas producing countries, and perceived economic conditions. The volatility of the oil and natural gas industry, and the consequent impact on commodity prices as well as exploration and production activity, could adversely impact the level of drilling and activity by many of our customers. Where declining prices lead to reduced exploration and development activities in our market areas, the reduction in exploration and development activities over a sustained period will have a negative long-term impact on our business. Several month periods of low oil and natural gas prices typically result in increased pressure from our customers to make pricing concessions and impact our borrowing arrangements. There can be no assurance that the prices we charge to our customers will return to former levels experienced prior to 2020.

There also has been significant political pressure for the United States economy to reduce its dependence on crude oil and natural gas due to the impacts on climate change. Furthermore, there have been significant political and regulatory efforts to reduce or eliminate hydraulic fracturing operations in certain of our service areas. For example, the Colorado legislature enacted a bill that could significantly restrict oil and gas drilling in Colorado, thereby negatively affecting our revenues. These activities may make oil and gas investment and production less attractive.

Higher oil and gas prices do not necessarily result in increased drilling activity because our customers’ expectation of future prices and access to capital also drive demand for production maintenance and completion services. Oil and gas prices, as well as demand for our services, also depend upon other factors that are beyond our control, including, but not limited to, the following:

●	Supply and demand for crude oil and natural gas;
●	Political and societal pressures against crude oil and natural gas exploration and production;
●	Cost of exploring for, producing, and delivering oil and natural gas;
●	Expectations regarding future energy prices;
●	Advancements in exploration and development technology;
●	Adoption or repeal of laws regulating oil and gas production in the United States;
●	Imposition or lifting of economic sanctions against foreign companies;
●	Weather conditions, natural disasters and pandemics, including COVID-19;
●	Rate of discovery of new oil and natural gas reserves;
●	Tax policy regarding the oil and gas industry;
●	Oil and gas companies facing capital market pressure to reduce their debt levels may decrease resources otherwise utilized for drilling activity;
●	Development and use of alternative energy sources; and
●	The ability of oil and gas companies to generate funds or otherwise obtain external capital for projects and production operations.

Ongoing volatility and uncertainty in the domestic and global economic and political environments have caused the oilfield services industry to experience demand volatility. While our management is generally optimistic for the continuing development of the onshore North American oil and gas industry over the long term, there are several political and economic pressures negatively impacting the economics of production from existing wells, future drilling operations, and the willingness of banks and investors to provide capital to participants in the oil and gas industry. We believe that these cuts in spending will continue to curtail drilling programs as well as discretionary spending on well services and will continue to result in a reduction in the demand for our services, the rates we can charge, and equipment utilization. In addition, certain of our customers could become unable to pay their suppliers, including us. Any of these conditions or events would adversely affect our operating results.

Our success depends on key members of our management, and the loss of any executive or key personnel could disrupt our business operations.

We depend, to a large extent, on the services of certain of our key operational and financial managers and executive officers, including our Chief Executive Officer and Chief Financial Officer. The departure or loss of one or more of the Company's key managers or executive officers could materially disrupt our operations. Similarly, the inability to attract and retain new managers or executives to complement and enhance our management team could negatively impact our Company.

We depend on several significant customers, and a loss of one or more significant customers could adversely affect our results of operations.

Our top five customers accounted for approximately 57% of our total revenues for the years ended December 31, 2022. The loss of any one of these customers, or a sustained decrease in demand by any of such customers, could result in a substantial loss of revenues and could have a material adverse effect on our results of operations.

While we believe our equipment could be redeployed in the current market environment if we lost any material customers, such loss could have an adverse effect on our business until the equipment is redeployed. We believe that the market for our services is sufficiently diversified such that it is not dependent on any single customer or a few major customers.

Our business and operations may continue to be, adversely affected by the ongoing COVID-19 pandemic and other similar outbreaks.

Our business and operations have been, and are likely to continue to be, adversely affected by the global coronavirus (COVID-19) pandemic. While there has been improvement, new variants of COVID-19 could cause states and cities to impose future travel restrictions and bans, quarantines, social distancing guidelines, shelter-in-place or lock-down orders and other similar limitations in order to control the spread of such new variants. These measures have, among other matters, negatively impacted consumer and business spending and, as a result, have negatively impacted the domestic and international demand for crude oil and natural gas, which has contributed to price volatility, impacted the prices received for oil and natural gas and materially and adversely affected the demand for and marketability of our services. Our subcontractors, customers and suppliers, have also and may continue to experience delays or disruptions and temporary suspensions of operations. The pandemic, in addition to other global factors such as the war in Ukraine, may continue to negatively impact oil and gas prices, create economic uncertainty and financial market volatility, reduce economic activity, increase unemployment and cause a decline in consumer and business confidence, and could in the future further negatively impact the demand for our products and services. Ultimately, the extent of the impact of the COVID-19 pandemic on our future operational and financial performance will depend on, among other matters, the duration and intensity of the pandemic caused by new variants, the level of success of global vaccination efforts, governmental and private sector responses to the pandemic and the impact of such responses on us, and the impact of the pandemic on oil and gas prices and on our employees, customers, suppliers, operations and sales, all which are uncertain and cannot be predicted. These factors may remain prevalent for a significant period of time even after the pandemic subsides, including due to a continued or prolonged recession in the United States or other major economies, and as with any adverse public health developments, could have a material adverse effect on our business, results of operations, liquidity or financial condition and heighten or exacerbate risks described in this prospectus.

Declining general economic, business or industry conditions may have a material adverse effect on our results of operations, liquidity and financial condition.

Concerns over global economic conditions, global conflicts, the threat of pandemic diseases and the results thereof, energy costs, geopolitical issues, inflation, the availability and cost of credit, including increases in interest rates, the United States mortgage market have contributed to increased economic uncertainty and diminished expectations for the global economy. These factors, combined with volatile prices of oil and natural gas, and declining business and consumer confidence, have precipitated an economic slowdown and a recession. Concerns about global economic growth and global conflicts have had a significant adverse impact on global financial markets and commodity prices. If the economic climate in the United States or abroad continues to deteriorate, demand for petroleum products could diminish, which could impact the price at which we can sell our oil, natural gas and natural gas liquids, affect the ability of our vendors, suppliers and customers to continue operations and ultimately adversely impact our results of operations, liquidity and financial condition.

Environmental compliance costs and liabilities could reduce our earnings and cash available for operations.

We are subject to increasingly stringent laws and regulations relating to environmental protection and the importation and use of hazardous materials, including laws and regulations governing air emissions, water discharges and waste management. Government authorities have the power to enforce compliance with their regulations, and violations are subject to fines, injunctions or both. We incur, and expect to continue to incur, capital and operating costs to comply with environmental laws and regulations. The technical requirements of these laws and regulations are becoming increasingly complex, stringent and expensive to implement. These laws may provide for "strict liability" for damages to natural resources or threats to public health and safety. Strict liability can render a party liable for damages without regard to negligence or fault on the part of the party. Some environmental laws provide for joint and several strict liability for remediation of spills and releases of hazardous substances.

We use hazardous substances and transport hazardous wastes in our operations. Accordingly, we could become subject to potentially material liabilities relating to the investigation and cleanup of contaminated properties, and to claims alleging personal injury or property damage as the result of exposures to, or releases of, hazardous substances. In addition, stricter enforcement of existing laws and regulations, new laws and regulations, the discovery of previously unknown contamination, or the imposition of new or increased requirements could require us to incur costs and penalties or become the basis of new or increased liabilities that could reduce the Company's earnings and cash available for operations. We believe we are currently in compliance with environmental laws and regulations.

Intense competition within the well services industry may adversely affect our ability to market our services.

The well services industry is intensely competitive. It includes numerous small companies capable of competing effectively in our markets on a local basis, as well as several large companies that possess substantially greater financial and other resources than us. Our larger competitors have greater resources that allow those competitors to compete more effectively than us. Our small competitors may be able to react to market conditions more quickly. Significant consolidation our customers in the DJ Basin market (our primary Colorado market), could result in a more competitive market and increase our customer concentration. Further, the amount of equipment available may exceed demand at some point in time, which could result in active price competition.

We may become involved in intellectual property litigation either due to claims by others that we are infringing their intellectual property rights or due to our own assertions that others are infringing upon our intellectual property rights.

As is the situation with other companies in the frac water heating service business, we rely on certain procedures and practices in performing our services. In 2016, we were issued our first patent relating to an aspect of the frac water heating process and in 2017, a second patent was issued. We have other patent applications pending regarding other procedures used in our process of heating frac water. We are aware that one unrelated company has been awarded four patents related, in part, to a process for heating of frac water.

Infringement and other intellectual property claims and proceedings brought against us, whether successful or not, could result in substantial costs and harm to our reputation. We cannot be certain that we will successfully defend against allegations of infringement of patents and intellectual property rights of others. If the owner of intellectual property establishes that we are infringing its intellectual property rights, we may be forced to change our services, and such changes may be expensive or impractical, or we may need to seek royalty or license agreements from the owner of such rights. If we are unable to agree on acceptable terms, we may be required to discontinue the sale of key services or halt other aspects of our operations. We may also be liable for financial damages for a violation of intellectual property rights. Any adverse result related to violation of third-party intellectual property rights could materially and adversely harm our business, results of operations and financial condition. Even if intellectual property claims brought against us are without merit, they may result in costly and time-consuming litigation and may require significant attention from our management and key personnel.

Similarly, third parties may misappropriate our intellectual property. Monitoring unauthorized use of our intellectual property is difficult and costly. While we actively seek to protect our intellectual property and proprietary rights, the steps we have taken may not prevent unauthorized use by third parties. Misappropriation of our intellectual property or potential litigation concerning such matters could have a material adverse effect on our business, results of operations and financial condition.

We identified a material weakness in our internal control over financial reporting as of December 31, 2021 and may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements of our consolidated financial statements. If we fail to remedy our material weaknesses, or if we fail to establish and maintain effective control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. generally accepted accounting principles.

In connection with the preparation of our consolidated financial statements as of and for the year ended December 31, 2021, we identified a material weakness in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis. Management identified deficiencies related to the following: (i) our application of the accounting for a warrant issued to a related party in connection with a conversion of subordinated debt to equity during the first quarter of 2021; (ii) our eligibility to receive certain Employee Retention Credits through the CARES Act of 2020; and (iii) our accounting for income taxes in connection with a change in control that occurred during the first quarter of 2021. In light of these deficiencies, we plan to continue to enhance our system of evaluating and implementing the accounting standards that apply to our accounting for complex financial instruments and accounting for income taxes, including through enhanced analyses by our personnel and third-party professionals with whom we consult regarding complex accounting and tax applications.

While we are implementing measures to remediate the material weakness, we cannot make assurances that such measures will be sufficient to remediate the control deficiencies that led to the material weakness in our internal control over financial reporting or to avoid potential future material weaknesses. If we are unable to successfully remediate our existing or any future material weakness in our internal control over financial reporting, or if we identify any additional material weaknesses, the accuracy and timeliness of our financial reporting may be adversely affected. If we are unable to maintain effective internal controls, we may not have adequate, accurate or timely financial information, and we may be unable to meet our reporting obligations as a public company. Failure to comply with the Sarbanes-Oxley Act, when and as applicable, could also potentially subject us to sanctions or investigations by the SEC or other regulatory authorities. Furthermore, if we cannot provide reliable financial reports or prevent fraud, our business and results of operations could be harmed and investors could lose confidence in our reported financial information.

Our operations are subject to inherent risks, some of which are beyond our control. These risks may be self-insured or may not be fully covered under our insurance policies, but to the extent not covered, are self-insured by us.

Our operations are subject to hazards inherent in the oil and natural gas industry, such as, but not limited to, accidents, blowouts, explosions, fires and oil spills. These conditions can cause:

●	Personal injury or loss of life;
●	Damage to or destruction of property, equipment and the environment; and
●	Suspension of operations by our customers.

The occurrence of a significant event or adverse claim in excess of the insurance coverage that we maintain or that is not covered by insurance could have a material adverse effect on our financial condition and results of operations. In addition, claims for loss of oil and natural gas production and damage to formations can occur in the well services industry. Litigation arising from a catastrophic occurrence at a location where our equipment and services are being used may result in us being named as a defendant in lawsuits asserting large claims.

In September 2022, the Company and its insurance carriers settled a personal injury matter in Texas for $9.3 million. While the insurance claim payment to the plaintiff was covered by the Company’s insurance policies, no assurance can be given that any future claims will be similarly covered.

We maintain insurance coverage that we believe to be customary in the industry against these hazards. In addition, in June 2015, we became self-insured under our Employee Group Medical Plan for the first $50,000 per individual participant. This self-insured plan terminated on December 31, 2020, and our remaining liability for any for all claims under the Employee Group Medical Plan that arose prior to that date expired on December 31, 2021. Additionally, we do not have insurance against all foreseeable risks, either because insurance is not available or because of the high premium costs. The occurrence of an event not fully insured against, or the failure of an insurer to meet its insurance obligations, could result in substantial losses to us. In addition, we may not be able to maintain adequate insurance in the future at reasonable rates. Insurance may not be available to cover any or all the risks to which we are subject, or, even if available, it may be inadequate, or insurance premiums or other costs could rise significantly in the future so as to make such insurance prohibitively expensive. It is likely that, in our insurance renewals, our premiums and deductibles will be higher, and certain insurance coverage either will be unavailable or considerably more expensive than it has been in the recent past. In addition, our insurance is subject to coverage limits, and some policies exclude coverage for damages resulting from environmental contamination.

We are involved in securities litigation, and an adverse resolution of such litigation may adversely affect our business, financial condition, results of operations and cash flows.

In May 2022 we became the subject of a lawsuit alleging that the Company and certain of its officers violated securities laws in relation to certain of its Quarterly Reports on Form 10-Q filed in 2021 which required amendments and restatements to such filings. While we believe the claims are without merit, there can be no assurances that a favorable final outcome will be obtained, and defending any lawsuit can be costly and can impose a significant burden on management and employees. An unfavorable outcome with respect to this lawsuit could have a material adverse effect on our business, financial condition, results of operations or cash flows. Furthermore, there can be no assurances that our insurance coverage will be available in sufficient amounts to cover such claim, or at all.

Compliance with climate change legislation or initiatives could negatively impact our business.

The United States Congress has considered legislation to mandate reductions of greenhouse gas emissions and certain states have already implemented, or may be in the process of implementing, similar legislation. Additionally, the United States Supreme Court has held in its decisions that carbon dioxide can be regulated as an "air pollutant" under the Clean Air Act, which could result in future regulations even if the United States Congress does not adopt new legislation regarding emissions. At this time, it is not possible to predict how legislation or new federal or state government mandates regarding the emission of greenhouse gases could impact our business; however, any such future laws or regulations could require us or our customers to devote potentially material amounts of capital or other resources in order to comply with such regulations. These expenditures could have a material adverse impact on our financial condition, results of operations, or cash flows.

Anti-fracking initiatives and revisions of applicable state regulations could adversely impact our business.

Some states (including Colorado) and certain municipalities have regulated, or are considering regulating fracking which, if accomplished, could impact certain of our operations. There can be no assurance that these actions, if taken on a wider scale, may not adversely impact our business operations and revenues.

Our ability to use our net operating loss carryforwards is subject to limitation and may result in increased future tax liability.

The Company has United States federal and state net operating loss carryforwards ("NOLs"), each of which were approximately $35.5 million as of December 31, 2021 and estimates that NOLs as of September 30, 2022 will be $40.7 million. During the first quarter of 2021, we experienced a "change in control" within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), and as a result the realizability of the Company's deferred tax assets became limited. The Company understands that Cross River will convert an aggregate of $2.4 million of convertible promissory notes issued to it into Company common stock contemporaneously with the closing of this offering. This conversion combined with the issuance of shares in this offering will likely cause a change of control within the Code which would negatively impact our ability to utilize the NOLs going forward to offset future taxable income. Sections 382 and 383 of the Code contain rules that limit the ability of a corporation that undergoes a change in control to utilize its NOLs and certain built-in losses recognized in years after the change in control. A change in control is generally defined as any change in ownership of more than 50% of a corporation’s stock over a rolling three-year period by stockholders that own (directly or indirectly) 5% or more of the stock of the corporation or arising from a new issuance of stock by the corporation. If a change in control occurs, Section 382 generally imposes an annual limitation on the use of pre-change in control NOLs, credits and certain other tax attributes to offset taxable income earned after the change in control. The annual limitation is equal to the product of the applicable long-term tax-exempt rate and the value of the corporation’s stock immediately before the change in control. This annual limitation may be adjusted to reflect any unused annual limitation for prior years and certain recognized built-in gains for the year. In addition, Section 383 generally limits the amount of tax liability in any post-change in control year that can be reduced by pre-change in control tax credit carryforwards. Limitations on the use of NOLs and other tax attributes could also increase our state tax liabilities. The use of our tax attributes will also be limited to the extent that we do not generate positive taxable income in future tax periods. As a result of these limitations, we may be unable to offset future taxable income, if any, with NOLs before such NOLs expire. Accordingly, these limitations may increase our federal and state income tax liabilities.

Improvements in, or new discoveries of, alternative energy technologies could have a material adverse effect on our financial condition and results of operations.

Because our operations depend on the demand for oil and used oil, any improvement in or new discoveries of alternative energy technologies (such as wind, solar, geothermal, fuel cells and biofuels) that increase the use of alternative forms of energy and reduce the demand for oil, gas and oil and gas related products could have a material adverse impact on our business, financial condition and results of operations.

Competition due to advances in renewable fuels may lessen the demand for our products and negatively impact our profitability.

Alternatives to petroleum-based products and production methods are continually under development. For example, a number of automotive, industrial and power generation manufacturers are developing alternative clean power systems using fuel cells or clean-burning gaseous fuels that may address increasing worldwide energy costs, the long-term availability of petroleum reserves and environmental concerns which, if successful, could lower the demand for oil and gas. If these non-petroleum-based products and oil alternatives continue to expand and gain broad acceptance such that the overall demand for oil and gas is decreased, it could have an adverse effect on our operations and the value of our assets.

Risks Related to Our Common Stock

We have no plans to pay dividends on our common stock for the foreseeable future. Stockholders may not receive funds without selling their shares.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to pay down debt and finance the expansion of our business. Our future dividend policy is within the discretion of our Board of Directors ("Board") and will depend upon various factors, including our business, financial condition, results of operations, capital requirements and investment opportunities. Accordingly, realization of a gain on a shareholder’s investment will depend on the appreciation of the price of our common stock.

Our Board of Directors can, without stockholder approval, cause preferred stock to be issued on terms that adversely affect holders of our common stock.

Under our certificate of incorporation, our Board is authorized to issue up to 10,000,000 shares of preferred stock, of which none are issued and outstanding as of the date of this prospectus. Also, our Board, without stockholder approval, may determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares. If our Board causes shares of preferred stock to be issued, the rights of the holders of our common stock would likely be subordinate to those of preferred holders and therefore could be adversely affected. Our Board’s ability to determine the terms of preferred stock and to cause its issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding common stock. Preferred shares issued by our Board could include voting rights or super voting rights, which could shift the ability to control the Company to the holders of the preferred stock. Preferred stock could also have conversion rights into shares of our common stock at a discount to the market price of our common stock, which could negatively affect the market for our common stock. In addition, preferred stock would have preference in the event of liquidation of the corporation, which means that the holders of preferred stock would be entitled to receive the net assets of the corporation distributed in liquidation before the holders of our common stock receive any distribution of the liquidated assets.

The price of our common stock may be volatile regardless of our operating performance and you may not be able to resell shares of our common stock at or above the price you paid, or at all.

The trading price of our common stock may be volatile, and you may not be able to resell your shares at or above the price at which you paid for such shares. Our stock price volatility can be in response to a number of factors, including those listed in this section and elsewhere in this prospectus. As a company in the oil services sector, there can be significant trading volume and volatility in our common stock that may be unrelated to our operating performance and more related to fluctuations and trading in oil-related public companies as a whole. Many of these volatility factors are beyond our control. Other factors that may affect the market price of our common stock include:

●	Actual or anticipated fluctuations in our quarterly results of operations;
●	Liquidity;
●	Sales of our common stock by our stockholders;
●	Fluctuations and higher trading volume related to being in the oil services sector;
●	Changes in oil and natural gas prices;
●	Changes in our cash flow from operations or earnings estimates;
●	Publication of research reports about us or the oil and natural gas exploration, production and service industry, generally;
●	Competition from other oil and gas service companies and for, among other things, capital and skilled personnel;
●	Increases in market interest rates which may increase our cost of capital;
●	Changes in applicable laws or regulations, court rulings, and enforcement and legal actions;
●	Changes in market valuations of similar companies;
●	Adverse market reaction to any indebtedness we may incur in the future;
●	Additions or departures of key management personnel;
●	Actions by our stockholders;
●	Commencement of or involvement in litigation;
●	News reports relating to trends, concerns, technological or competitive developments, regulatory changes, and other related issues in our industry;
●	Speculation in the press or investment community regarding our business;
●	Political conditions in oil and natural gas producing regions;
●	General market and economic conditions; and
●	Domestic and international economic, legal, and regulatory factors unrelated to our performance.

In addition, the United States securities markets have experienced significant price and volume fluctuations over the past several years. These fluctuations often have been unrelated to the operating performance of companies in these markets. Market fluctuations and broad market, economic and industry factors may negatively affect the price of our common stock, regardless of our operating performance. Any volatility or a significant decrease in the market price of our common stock could also negatively affect our ability to make acquisitions using our common stock. Further, if we were to be the object of securities class action litigation as a result of volatility in our common stock price or for other reasons, it could result in substantial costs and diversion of our management’s attention and resources, which could negatively affect our financial results.

We may be required to raise additional financing by issuing new securities, which may have terms or rights superior to those of our shares of common stock, which could adversely affect the market price of our shares of common stock.

We may need to raise additional funds for working capital and other purposes, including to finance acquisitions or develop strategic relationships, by issuing equity or convertible debt securities, which would reduce the percentage ownership of our existing stockholders. Our board of directors has the authority, without action or vote of the stockholders, to issue all or any part of our authorized but unissued shares of common or preferred stock. Our articles of incorporation authorize us to issue up to 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. Future issuances of common or preferred stock would reduce your influence over matters on which stockholders vote and would be dilutive to earnings per share. In addition, any newly issued preferred stock could have rights, preferences and privileges senior to those of the common stock. Those rights, preferences and privileges could include, among other things, the establishment of dividends that must be paid prior to declaring or paying dividends or other distributions to holders of our common stock or providing for preferential liquidation rights. These rights, preferences and privileges could negatively affect the rights of holders of our common stock, and the right to convert such preferred stock into shares of our common stock at a rate or price that would have a dilutive effect on the outstanding shares of our common stock.

Our executive chairman and CEO beneficially owns a significant amount of our outstanding common stock and has substantial control over us.

As of February 8, 2023, Richard Murphy, our Executive Chairman and CEO, and his affiliated entity Cross River, beneficially own in the aggregate approximately 15.77% of our outstanding common stock or 20.84% including warrants exercisable within 60 days. As a result, if acting together, they will be able to exercise significant influence over all matters requiring approval by our shareholders, including the election of directors and the approval of significant corporate transactions, such as a merger or other sale of our company or assets. They may also have interests that differ from yours and may vote in a way with which you disagree, which may be adverse to your interests. This concentration of ownership could limit your ability to influence corporate matters and may have the effect of delaying or preventing a change in control of our company. This could prevent transactions in which shareholders might otherwise recover a premium for their shares over current market prices.

The liquidity and market price of our common stock may decline significantly if we are unable to maintain our NYSE American listing.

Our common stock is currently listed on the NYSE American. The NYSE American will consider suspending dealings in, or delisting, securities of an issuer that does not meet its continued listing standards. If we cannot meet the NYSE American continued listing requirements, the NYSE American may delist our common stock, which could have an adverse impact on us and the liquidity and market price of our common stock.

In December 2022, the Company received an official notice of noncompliance from the NYSE American stating that the Company’s stockholders’ equity as reported in its Quarterly Report on Form 10-Q for the period ended June 30, 2022 was not in compliance with the NYSE American’s continued listing standards which requires that a listed company’s stockholders’ equity be at least $6.0 million if it has reported losses from continuing operations and/or net losses in its five most recent fiscal years. On January 10, 2023, the Company submitted a plan (the “Plan”) advising of actions it will take to regain compliance with the continued listing standards by June 9, 2024. If NYSE accepts the Plan, the Company will have an eighteen (18) month cure period to comply with the Plan and will be subject to periodic reviews including quarterly monitoring for compliance with the Plan. There can be no assurance that the Company will ultimately regain compliance with all applicable NYSE American listing standards.

On January 3, 2023, we received an official notice of noncompliance from the NYSE stating that the Company is noncompliant with Section 704 of the NYSE American Company Guide for failure to hold an annual meeting for the fiscal year ended December 31, 2021 by December 31, 2022. The Company expects to hold its Annual Meeting in 2023, at which time the Company will regain compliance with NYSE American LLC’s (“NYSE American’s”) continued listing standards. To the extent the Company does not hold its Annual Meeting in 2023, the Company may well be out of compliance with the NYSE American listing standards and may be delisted from such exchange.

If we are unable to retain compliance with the NYSE American criteria for continued listing, including holding an Annual Meeting, our common stock would be subject to delisting. A delisting of our common stock could negatively impact us by, among other things, reducing the liquidity and market price of our common stock; reducing the number of investors willing to hold or acquire our common stock, which could negatively impact our ability to raise equity financing; limiting our ability to issue additional securities or obtain additional financing in the future; decreasing the amount of news and analyst coverage of us; and causing us reputational harm with investors, our employees, and parties conducting business with us.

If our common stock is delisted, our common stock may be subject to the so-called "penny stock" rules. The SEC has adopted regulations that define a penny stock to be any equity security that has a market price per share of less than $5.00, subject to certain exceptions, such as any securities listed on a national securities exchange. For any transaction involving a penny stock, unless exempt, the rules impose additional sales practice requirements and burdens on broker-dealers (subject to certain exceptions) and could discourage broker-dealers from effecting transactions in our stock, further limiting the liquidity of our shares, and an investor may find it more difficult to acquire or dispose of our common stock on the secondary market.

These factors could have a material adverse effect on the trading price, liquidity, value and marketability of our common stock.

Provisions in our charter documents could prevent or delay a change in control or a takeover.

Provisions in our bylaws provide certain requirements for the nomination of directors which preclude a stockholder from nominating a candidate to stand for election at any annual meeting. As described in Section 2.12 of the Company’s bylaws, nominations must be presented to the Company well in advance of a scheduled annual meeting and the notification must include specific information as set forth in that section. The Company believes that such a provision provides reasonable notice of the nominees to the Board, but it may preclude stockholder nomination at a meeting where the stockholder is not familiar with nomination procedures and, therefore, may prevent or delay a change of control or takeover.

Although the Delaware General Corporation Law includes §112 which provides that bylaws of Delaware corporations may require the corporation to include in its proxy materials one or more nominees submitted by stockholders in addition to individuals nominated by the Board, the bylaws of the Company do not so provide. As a result, if any stockholder desires to nominate persons for election to the Board, the proponent will have to incur all the costs normally associated with a proxy contest.

Risks Related to this Offering and Our Securities

We have broad discretion in how we use the proceeds of this offering and may not use these proceeds effectively, which could affect our results of operations and cause our common stock to decline.

We will have considerable discretion in the application of the net proceeds of this offering. We intend to use the net proceeds from this offering to repay part of our outstanding debt obligations, repayment of accounts payable, for working capital and potentially for future acquisitions. As a result, investors will be relying upon management’s judgment with only limited information about our specific intentions for the use of the net proceeds of this offering. We may use the net proceeds for purposes that do not yield a significant return or any return at all for our stockholders. In addition, pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

A substantial number of shares of common stock may be sold in the market following this offering, which may depress the market price for our common stock.

Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. A substantial majority of the outstanding shares of our common stock are, and the shares of common stock offered hereby or issuable upon exercise of the pre-funded warrants and common warrants offered hereby will be, freely tradable without restriction or further registration under the Securities Act.

This offering is being conducted on a “best efforts” basis.

The Placement Agent is offering the shares on a “reasonable best efforts” basis, and the Placement Agent is under no obligation to purchase any shares for its own account. The Placement Agent is not required to sell any specific number or dollar amount of shares of Common Stock in this offering but will use its best efforts to sell the securities offered in this prospectus supplement. As a “best efforts” offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated.

Because there is no minimum number of securities or minimum aggregate amount of proceeds for this offering to close, we may sell fewer than all of the securities offered hereby, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue the business goals outlined in this prospectus. Because there is no escrow account and there is no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill our objectives due to a lack of interest in this offering. Also, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan.

Purchasers in this offering will experience immediate and substantial dilution in net tangible book value.

The public offering price per share is substantially higher than the net tangible book value of each outstanding share of our common stock. Purchasers of common stock and common warrants in this offering will experience immediate and substantial dilution on a book value basis. The dilution per share in the net tangible book value per share of common stock will be $0.34 per share, based on the public offering price of $0.50 per share. The foregoing dilution figures assume no sale of pre-funded warrants or common warrants, which, if sold, would reduce the number of shares of common stock that we are offering on a one-for-one basis, and excludes the proceeds, if any, from the exercise of any pre-funded warrants and common warrants issued in this offering. If outstanding stock options and warrants to purchase shares of common stock are exercised, there would be further dilution. See “Dilution.”

If you purchase our securities in this offering, you may experience future dilution as a result of future equity offerings or other equity issuances.

In order to raise additional capital, we may offer and issue additional shares of our common stock or other securities convertible into or exchangeable for our common stock in the future. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering. The price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in this offering.

Holders of our pre-funded warrants and common warrants will have no rights as a common stockholder until they acquire our common stock.

Until you acquire shares of our common stock upon exercise of your pre-funded warrants or common warrants, you will have no rights with respect to shares of our common stock issuable upon exercise of your pre-funded warrants or common warrants. Upon exercise of your pre-funded warrants or common warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

There is no public market for the pre-funded warrants and common warrants being offered in this offering.

There is no established public trading market for the pre-funded warrants or common warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the warrants on any securities exchange or nationally recognized trading system. Without an active market, the liquidity of the pre-funded warrants and common warrants will be extremely limited.

The warrants offered by this prospectus may not have any value.

The common warrants have an exercise price of $0.55 per share and will have a five year term. In the event our common stock price does not exceed the exercise price of the common warrants during the period when the warrants are exercisable, the common warrants may not have any value.

General Corporate Risks

Indemnification of officers and directors may result in unanticipated expenses.

The Delaware General Corporation Law, our Amended and Restated Certificate of Incorporation and bylaws, and indemnification agreements between the Company and certain individuals provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with us or activities on our behalf. We also will bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person’s promise to repay them if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us that we may be unable to recoup and could direct funds away from our business and products (if any).

We have significant obligations under the 1934 Act and the NYSE American.

Because we are a public company filing reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are subject to increased regulatory scrutiny and extensive and complex regulation. The SEC has the right to review the accuracy and completeness of our reports, press releases, and other public documents. In addition, we are subject to extensive requirements to institute and maintain financial accounting controls and for the accuracy and completeness of our books and records. In addition to regulation by the SEC, we are subject to the NYSE American rules. The NYSE American rules contain requirements with respect to corporate governance, communications with shareholders, and various other matters. The cost of compliance with many of these requirements is substantial, not only in absolute terms but, more importantly, in relation to the overall scope of the operations of a small company. Failure to comply with these requirements can have numerous adverse consequences, including, but not limited to, our inability to file required periodic reports on a timely basis, loss of market confidence, delisting of our securities and/or governmental or private actions against us. We cannot make assurances that we will be able to comply with all of these requirements or that the cost of such compliance will not prove to be a substantial competitive disadvantage as compared with privately held and larger public competitors.

Our operations are subject to cybersecurity attacks that could have a material adverse effect on our business, results of operations and financial condition.

Our operations are increasingly dependent on digital technologies and services. We use these technologies for internal purposes, including data storage, processing and transmissions, as well as in our interactions with customers and suppliers. Digital technologies are subject to the risk of cybersecurity attacks. If our systems for protecting against cybersecurity risks prove not to be sufficient, we could be adversely affected by, among other things: loss of or damage to intellectual property, proprietary or confidential information, or customer, supplier, or employee data; interruption of our business operations; and increased costs required to prevent, respond to, or mitigate cybersecurity attacks. These risks could harm our reputation and our relationships with customers, suppliers, employees and other third parties, and may result in claims against us. These risks could have a material adverse impact on our business, results of operations and financial condition.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “should,” “would,” “could,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including but not limited to, risks and uncertainties described under “Risk Factors” in this prospectus.

While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Other sections of this prospectus describe additional factors that could adversely impact our business and financial performance. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

Forward-looking statements include, but are not limited to, statements about:

●   Our ability to obtain working capital on a timely basis under our 2022 Financing Facilities in order to accommodate our business demands during our busiest periods during the winter heating season;

●   Our capital requirements and uncertainty of obtaining additional funding, whether equity or debt, on terms acceptable to us, especially during our slowest periods during the late spring through early fall;

●   Constraints on us as a result of our indebtedness, including restrictions imposed on us under the terms of our Utica Equipment Financing agreement and our ability to generate sufficient cash flows to repay our debt obligations;

●  Excessive fluctuations in the prices for crude oil and natural gas and uncertainties in global crude markets caused in part by the war in Ukraine which could likely result in exploration and production companies cutting back their capital expenditures for oil and gas well drilling which in turn would result in significantly reduced demand for our drilling completion services, thereby negatively affecting our revenues and results of operations;

●   Competition for the services we provide in our areas of operations, which has increased significantly due to the recent increases in prices for crude oil and natural gas;

●   Weather and environmental conditions, including the potential of abnormally warm winters in our areas of operations that adversely impact demand for our completion services;

●   The impact of general economic conditions and supply chain shortages on the demand for oil and natural gas and the availability of capital which may impact our ability to perform services for our customers;

●   The geographical diversity of our operations which adds significantly to our costs of doing business;

●   Our history of losses and working capital deficits which, at times, have been significant;

●   Our ability to retain key members of our senior management and key technical employees;

●   Our ability to attract and retain employees, especially in our critical heating season, given tight labor markets;

●   The impact of environmental, health and safety and other governmental regulations, and of current or pending legislation or regulations, including pandemic related mandates, with which we and our customers must comply;

●   Reductions of leased federally owned property for oil exploration and production in addition to increased state and local regulations on drilling activity;

●   Developments in the global economy as well as any further pandemic risks and resulting demand and supply for oil and natural gas;

●   Risks relating to any unforeseen liabilities;

●   Federal and state initiatives relating to the regulation of hydraulic fracturing;

●   The price and volume volatility of our common stock; and

●   Litigation, including the current class action lawsuit, which could lead us to incur significant liabilities and costs or harm our reputation.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus in the case of forward-looking statements contained in this prospectus.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $3.0 million, after deducting estimated Placement Agent fees and estimated offering expenses payable by us, and assuming no sale of any pre-funded warrants in this offering.

We intend to use the net proceeds for (i) general corporate purposes and (ii) potential future acquisitions. General corporate purposes may include working capital, general and administrative expenses, and repayment of outstanding indebtedness.

Pursuant to the 2022 Financing Facilities, we borrowed an aggregate of $6.225 million pursuant to the Equipment Financing and entered into the Receivables Financing. As of December 31, 2022, the amount owed under each of the Equipment Financing and Receivables Financing was approximately $5.4 million and $2.9 million, respectively.

We may use a portion of the net proceeds to acquire complementary technologies or businesses; however, we currently have no agreements or commitments to complete any such transactions.

We believe the net proceeds of this offering, together with our cash and cash equivalents, will be sufficient to meet our cash, operational and liquidity requirements for at least 12 months.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, our management will have broad discretion in the application of these proceeds. Net offering proceeds not immediately applied to the uses summarized above will be invested in short-term investments such as money market funds, commercial paper, U.S. treasury bills and similar securities investments pending their use.

DIVIDEND POLICY

We have not paid cash dividends on our common stock , and we do not anticipate that we will declare or pay dividends on our common stock in the foreseeable future. Payment of dividends, if any, is within the sole discretion of our Board and will depend, among other factors, upon our earnings, capital requirements and our operating and financial condition. To the extent the Company has any earnings, it will likely retain earnings to pay down debt, or expand corporate operations and not use such earnings to pay dividends.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, total long-term liabilities and capitalization as of September 30, 2022 on:

●	an actual basis; and
●

on an as adjusted basis, to give further effect to this sale by us of 3,900,00 shares of common stock, pre-funded warrants to acquire 3,100,000 shares of common stock, and assumes the exercise thereof, and common warrants to purchase up to 7,000,000 shares of common stock in this offering at a public offering price of $0.50 per share, after deducting the Placement Agent fee and other estimated offering expenses payable by us.

You should read this capitalization table together with the section entitled “Use of Proceeds” in this prospectus, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included in this prospectus.

	As of September 30, 2022
	Actual	As Adjusted
	(unaudited) (In thousands except share and per share amounts)
Cash and cash equivalents	$211	$3,281

Long-term debt:
Utica Facility, including current portion	$5,562	$5,562
March 2022 Convertible Note, including current portion	1,200	1,200
July 2022 Convertible Note, including current portion	1,200	1,200
Other long-term debt, including current portion	69	69
Total long-term debt	$8,031	$8,031

Stockholders’ equity:
Preferred stock, $0.005 par value: 10,000,000 authorized, no shares issued or outstanding	$–	$–
Common stock, $0.005 par value: 100,000,000 shares authorized, actual and pro forma; 11,835,753 shares issued, actual and 18,835,753 shares issued, pro forma; 6,907 shares of treasury stock, actual and pro forma; and 11,828,846 shares outstanding, actual and 18,828,846 shares outstanding, pro forma	57	92
Additional paid-in capital	41,693	44,728
Accumulated deficit	(39,452)	(39,452
Total stockholders’ equity	$2,298	$5,368

Total capitalization	$10,329	$13,399

The number of shares of our common stock to be outstanding after this offering is based on 11,828,846 shares outstanding as of September 30, 2022, and assumes exercise of all 3,100,000 pre-funded warrants but does not give effect to the shares of common stock issuable upon exercise of the common warrants and also excludes:

●	1,760,805 shares of common stock underlying warrants outstanding as of February 8, 2023, having a weighted average exercise price of $3.10 per share;
●	484,777 shares available as of February 8, 2023 for future issuance under the Enservco Corporation 2016 Stock Incentive Plan
●

shares of common stock issuable upon conversion of the $1.2 million March 2022 Convertible Note issued to Cross River, $1.2 million July 2022 Convertible Note, and $1.2 million November 2022 Convertible Note, because in each case the conversion price is not currently known or determinable. Richard Murphy, our Executive Chairman and CEO and the Managing Partner of Cross River, has indicated that Cross River intends to convert the entire principal amount of the March 2022 Convertible Note and July 2022 Convertible Note into common stock on or about the closing of this offering. We currently intend to pay in cash the accrued unpaid interest on the March 2022 Convertible Note and the July 2022 Convertible Note, which in the aggregate was approximately $104,000 as of December 31, 2022, after the closing of the offering.

DILUTION

Purchasers of our common stock in this offering will experience an immediate dilution of net tangible book value per share from the public offering price. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of shares of common stock and the net tangible book value per share immediately after this offering.

As of September 30, 2022, our net tangible book value was $(121,000), or $(0.01) per share. Net tangible book value per share represents the value of our total tangible assets, less the amount of our total liabilities, divided by the number of issued and outstanding shares of our common stock.

Dilution represents the difference between the amount per share paid by purchasers in this offering and the pro forma net tangible book value per share of common stock after the offering. After giving effect to the sale of 3,900,000 shares of common stock in this offering at a public offering price of $0.50 per share and 3,100,000 pre-funded warrants at the public offering price of $0.495 per pre-funded warrant, and after deducting the Placement Agent fee and estimated offering expenses payable by us, but without adjusting for any other change in our net tangible book value subsequent to September 30, 2022, our pro forma net tangible book value would have been $0.16 per share. This represents an immediate increase in net tangible book value of $0.17 per share to our existing stockholders and immediate dilution of $0.34 per share to new investors purchasing shares at the public offering price. The following table illustrates this dilution on a per share:

Public offering price per share		$$0.50
Net tangible book value per share as of September 30, 2022	$(0.01)
Pro forma increase in net tangible book value per share attributable to investors purchasing our common stock in this offering	$0.17
Pro forma net tangible book value per share as of September 30, 2022, after giving effect to this offering		$0.16
Dilution in net tangible book value per share to investors purchasing our common stock in this offering		$0.34

The number of shares of common stock to be outstanding after this offering is based on 11,828,846 shares outstanding as of September 30, 2022, and assumes the exercise of all 3,100,000 pre-funded warrants but does not give effect to the shares of common stock issuable upon exercise of the common warrants and also excludes:

●	1,760,805 shares of common stock underlying warrants outstanding as of February 8, 2023, having a weighted average exercise price of $3.10 per share;
●	484,777 shares available as of February 8, 2023 for future issuance under the Enservco Corporation 2016 Stock Incentive Plan;
●

shares of common stock issuable upon conversion of the $1.2 million March 2022 Convertible Note issued to Cross River, $1.2 million July 2022 Convertible Note, and $1.2 million November 2022 Convertible Note, because in each case the conversion price is not currently known or determinable. Richard Murphy, our Executive Chairman and CEO and the Managing Partner of Cross River, has indicated that Cross River intends to convert the entire principal amount of the March 2022 Convertible Note and July 2022 Convertible Note into common stock on or about the closing of this offering. We currently intend to pay in cash the accrued unpaid interest on the March 2022 Convertible Note and the July 2022 Convertible Note, which in the aggregate was approximately $104,000 as of December 31, 2022, after the closing of the offering.

DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes certain important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section entitled “Description of Capital Stock,” you should refer to our amended and restated certificate of incorporation (the “Certificate of Incorporation”), and our amended and restated bylaws (the “Bylaws”), and to the applicable provisions of Delaware law. Our authorized capital stock consists of 110,000,000 shares of capital stock, $0.005 par value per share, of which 100,000,000 shares are designated as common stock; and 10,000,000 shares are designated as preferred stock. No shares of preferred stock are presently designated or outstanding.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of common stock are entitled to receive dividends out of funds legally available if our Board of Directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our Board of Directors may determine.

Voting Rights

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in the Certificate of Incorporation. Each successor elected to replace a director whose term of office expires at an annual meeting will serve for a term of one year ending on the date of the next annual meeting of stockholders and until his or her respective successor has been duly elected and qualified. The directors are subject to election by a majority of the votes cast at each annual meeting of stockholders. In the event that the number of nominees for director exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes cast.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Fully Paid and Non-Assessable

All of the outstanding shares of common stock are fully paid and non-assessable and the shares offered hereby will be, upon issuance, fully paid and non-assessable.

Preferred Stock

Our Board of Directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our Board of Directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us and might adversely affect the market price of common stock and the voting and other rights of the holders of common stock. We have no current plan to issue any shares of preferred stock. We have no shares of preferred stock issued or outstanding.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Our Bylaws and Delaware Law

The provisions of Delaware law, our Certificate of Incorporation and our Bylaws, which are summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of our company. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Board of Directors Vacancies. Our Certificate of Incorporation and our Bylaws authorize only our Board of Directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our Board of Directors will be permitted to be set only as provided in, or in the manner provided by the Bylaws. The Certificate of Incorporation provides that the number of directors will be no fewer than three and no more than nine, as determined by resolution of our Board of Directors from time to time. These provisions would prevent a stockholder from increasing the size of our Board of Directors and then gaining control of our Board of Directors by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of our Board of Directors and will promote continuity of management.

Special Meeting of Stockholders. Our Certificate of Incorporation provides that special meetings of our stockholders may be called by our Board of Directors, our President or by our President or upon request to do so by holders of at least 10% of our outstanding shares entitled to vote at the meeting. Shareholders requesting such action must also provide all of the information that would be required to be included in a proxy statement under Section 14(a) of the Exchange Act.

Advance Notice Requirements for Director Nominations. Our Bylaws provide advance notice procedures for stockholders seeking to nominate candidates for election as directors at our annual meeting of stockholders. Our Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice of such nominations. These provisions might preclude our stockholders from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

No Cumulative Voting. Our Certificate of Incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose.

Amendment of Certificate of Incorporation Provisions. Any amendment of the above provisions in our Certificate of Incorporation requires approval by holders of at least a majority of the voting power of our then outstanding capital stock except for Article VII governing director liability and indemnification which requires the affirmative vote of two-thirds of our outstanding stock entitled to vote thereon.

Issuance of Undesignated Preferred Stock. Our Board of Directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our Board of Directors. The existence of authorized but unissued shares of preferred stock would enable our Board of Directors to render more difficult or to discourage an attempt to obtain control of our Company by means of a merger, tender offer, proxy contest or other means.

Delaware Anti-Takeover Statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

●	prior to the date of the transaction, our Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
●

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●

at or subsequent to the date of the transaction, the business combination is approved by our Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our Board of Directors does not approve in advance. We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare, Inc., 350 Indiana Street, Suite 800, Golden, Colorado 80401. Its telephone number is (303) 262-0600.

Listing

Our common stock is listed on the NYSE American under the symbol “ENSV.”

DESCRIPTION OF SECURITIES WE ARE OFFERING

Common Stock

The material terms and provisions of our common stock are described under the section titled “Description of Capital Stock” on page 24.

Pre-Funded Warrants

The following summary of certain terms and conditions of the pre-funded warrants is not complete and is subject to, and qualified in its entirety by, the provisions of pre-funded warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the pre-funded warrants.

General. The term “pre-funded” refers to the fact that the purchase price of the pre-funded warrants in this offering includes almost the entire exercise price that will be paid under the pre-funded warrants, except for a nominal remaining exercise price of $0.005. The purpose of the pre-funded warrants is to enable investors that may have restrictions on their ability to beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of our outstanding common stock following the consummation of this offering the opportunity to invest capital into the Company without triggering their ownership restrictions, by receiving pre-funded warrants in lieu of shares of our common stock which would result in such ownership of more than 4.99% (or, at the election of the holder, 9.99%), and receiving the ability to exercise their option to purchase the shares underlying the pre-funded warrants at a nominal price at a later date.

Form. The pre-funded warrants will be issued as individual warrant agreements to the investors. You should review the form of pre-funded warrant, filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the pre-funded warrants.

Exercisability. The pre-funded warrants are exercisable at any time after their original issuance. The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full in immediately available funds for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as described below). A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s pre-funded warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants. Purchasers of pre-funded warrants in this offering may also elect prior to the issuance of the pre-funded warrants to have the initial exercise limitation set at 9.99% of our outstanding common stock. No fractional shares of common stock will be issued in connection with the exercise of a pre-funded warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Duration and Exercise Price. The exercise price per whole share of our common stock purchasable upon the exercise of the pre-funded warrants is $0.005 per share of common stock. The pre-funded warrants will be immediately exercisable and may be exercised at any time until the pre-funded warrants are exercised in full. The exercise price of the pre-funded warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Cashless Exercise. If, at any time after the issuance of the pre-funded warrants, the holder exercises its pre-funded warrants and a registration statement registering the issuance of the shares of common stock underlying the pre-funded warrants under the Securities Act is not then effective or available (or a prospectus is not available for the resale of shares of common stock underlying the pre-funded warrants), then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder shall instead receive upon such exercise (either in whole or in part) only the net number of shares of common stock determined according to a formula set forth in the pre-funded warrants. Notwithstanding anything to the contrary, in the event we do not have or maintain an effective registration statement, there are no circumstances that would require us to make any cash payments or net cash settle the pre-funded warrants to the holders.

Transferability. Subject to applicable laws, the pre-funded warrants may be offered for sale, sold, transferred or assigned at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Exchange Listing. There is no established trading market for the pre-funded warrants and we do not plan on applying to list the pre-funded warrants on the NYSE American any other national securities exchange or any other nationally recognized trading system.

Fundamental Transactions. In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction without regard to any limitations on exercise contained in the pre-funded warrants.

Rights as a Stockholder. Except by virtue of such holder’s ownership of shares of our common stock, the holder of a pre-funded warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the pre-funded warrant.

Common Warrants

The following summary of certain terms and provisions of the common warrants is not complete and is subject to, and qualified in its entirety by, the provisions of the common warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of common warrant for a complete description of the terms and conditions of the common warrants.

Form. The warrants will be issued as individual warrant agreements to the investors. You should review the form of warrant, filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the common warrants.

Exercisability. The common warrants are exercisable upon issuance. The common warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full in immediately available funds for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as described below). No fractional shares of common stock will be issued in connection with the exercise of a common warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Duration and Exercise Price. The exercise price per whole share of our common stock purchasable upon the exercise of the common warrants is $0.55 per share of common stock. The common warrants have a five year term. The exercise price of the common warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Cashless Exercise. If the holder exercises its common warrants and a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is not then effective or available (or a prospectus is not available for the resale of shares of common stock underlying the warrants), then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder shall instead receive upon such exercise (either in whole or in part) only the net number of shares of common stock determined according to a formula set forth in the warrants. Notwithstanding anything to the contrary, in the event we do not have or maintain an effective registration statement, there are no circumstances that would require us to make any cash payments or net cash settle the pre-funded warrants to the holders.

Transferability. Subject to applicable laws, the common warrants may be offered for sale, sold, transferred or assigned at the option of the holder upon surrender of the common warrant to us together with the appropriate instruments of transfer.

Exchange Listing. There is no established trading market for the common warrants and we do not plan on applying to list the common warrants on any national securities exchange or nationally recognized trading system.

Fundamental Transactions. In the event of a fundamental transaction, as described in the common warrants, and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the common warrants will be entitled to receive, upon exercise of the warrants, the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction without regard to any limitations on exercise contained in the common warrants.

Rights as a Stockholder. Except by virtue of such holder’s ownership of shares of our common stock, the holder of a common warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the common warrant.

PLAN OF DISTRIBUTION

A.G.P. has agreed to act as our exclusive placement agent in connection with this offering subject to the terms and conditions of the placement agent agreement dated February 22, 2023. The Placement Agent is not purchasing or selling any of the securities offered by this prospectus supplement, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities, but has agreed to use its reasonable best efforts to arrange for the sale of all of the securities offered hereby. Therefore, we will enter into a securities purchase agreement directly with certain investors in connection with this offering and we may not sell the entire amount of securities offered pursuant to this prospectus supplement.

We will deliver the securities being issued to the investor upon receipt of such investor’s funds for the purchase of the securities offered pursuant to this prospectus. We expect to deliver the securities being offered pursuant to this prospectus on or about February 27, 2023.

We have agreed to indemnify the Placement Agent and specified other persons against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the Placement Agent may be required to make in respect thereof.

Fees and Expenses

We have engaged A.G.P. as our exclusive placement agent in connection with this offering. This offering is being conducted on a reasonable best efforts basis and the Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of securities. We have agreed to pay the Placement Agent a fee based on the aggregate proceeds as set forth in the table below:

	Per Share and Common Warrant	Per Pre- Funded Warrant and Accompanying Common Warrant	Total
Public offering price	$0.50	$0.495	$3,484,500
Placement Agent Fees(1)	$0.03	$.0297	$209,070
Proceeds to us, before expenses(2)	$0.47	$0.4653	$3,275,430

(1)

We have agreed to pay the Placement Agent a cash placement commission equal to 6% of the aggregate proceeds from the sale of the shares of common stock and pre-funded warrants sold in this offering. We have also agreed to reimburse the Placement Agent for certain expenses incurred in connection with this offering.

(2)	The amount of the offering proceeds to us presented in this table does not give effect to any exercise of the pre-funded warrants or common warrants being issued in this offering.

We have also agreed to reimburse the Placement Agent at closing (i) for legal and other expenses incurred by them in connection with the offering in an aggregate amount up to $80,000, and (ii) non-accountable expenses payable to the Placement Agent of up to $15,000. We estimate the total expenses payable by us for this offering, excluding the placement agent fees and expenses, will be approximately $125,000.

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the shares sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares by the Placement Agent acting as principal. Under these rules and regulations, the Placement Agent:

●	may not engage in any stabilization activity in connection with our securities; and
●

may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Listing

Our common stock is listed on the NYSE American under the trading symbol “ENSV.” We do not plan to list the pre-funded warrants or the common warrants on the NYSE American or any other securities exchange or trading market.

Lock-Up Agreements

Our directors and executive officers have entered into lock-up agreements. Under these agreements, these individuals have agreed, subject to specified exceptions, not to sell or transfer any shares of common stock or securities convertible into, or exchangeable or exercisable for, our shares of common stock during a period ending 90 days after the date of this prospectus supplement, without first obtaining the written consent of the investor. Specifically, these individuals have agreed, in part, not to:

●	sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Exchange Act;
●

enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our securities, whether any such transaction is to be settled by delivery of our shares of common stock, in cash or otherwise;

●	make any demand for or exercise any right with respect to the registration of any of our securities;
●	publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge;
●	or other arrangement relating to any of our securities.

Notwithstanding these limitations, these shares of common stock may be transferred under limited circumstances, including, without limitation, by gift, will or intestate succession.

In addition, we have agreed that, subject to certain exceptions, (i) we will not conduct any issuances of our common stock for a period of 90 days following closing of this offering and that (ii) we will not enter into a variable rate transaction for a period of 12 months following the closing of this offering, provided, however that this restriction shall only apply from the date hereof until six (6) months following the closing date of the offering with respect to an at-the-market offering.

Discretionary Accounts

The Placement Agent does not intend to confirm sales of the securities offered hereby to any accounts over which it has discretionary authority.

Other Activities and Relationships

The Placement Agent and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Placement Agent and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses. For example, A.G.P. was the sales agent under an At Market Issuance Sales Agreement dated September 28, 2020, by and between us and A.G.P., pursuant to which we offered and sold, from time to time, shares of our common stock through A.G.P. through an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act, and for which A.G.P. received customary commissions.

In the ordinary course of their various business activities, the Placement Agent and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the Placement Agent or its affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The Placement Agent and its affiliates may hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common stock offered hereby. Any such short positions could adversely affect future trading prices of the common stock offered hereby. The Placement Agent and certain of its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The foregoing does not purport to be a complete statement of the terms and conditions of the placement agency agreement or the securities purchase agreement, copies of which are attached to the registration statement of which this prospectus is a part. See “Where You Can Find More Information”.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table sets forth the cash and non-cash compensation for the fiscal years ended December 31, 2022 and 2021 earned by or awarded to (i) the individual who served as the Company’s principal executive officer at any time during fiscal 2022, and (ii) the Company’s two most highly compensated executive officers who received compensation in excess of $100,000 during fiscal 2022. These individuals are referred to as our “named executive officers.”

Name and Principal Position	Fiscal Year	Salary		Bonus		Stock Awards(1)		Option Awards(1)		Non-Equity Incentive Plan Compensation		All Other Compensation(2)		Total
Richard A. Murphy CEO and President	2022 2021	$ $	175,000 160,577	$ $	- -	$ $	- -	$ $	- -	$ $	- -	$ $	18,004 16,035	$ $	193,004 176,612

Marjorie A. Hargrave(3) Former President and CFO	2022 2021	$ $	86,845 250,000	$ $	- -	$ $	112,000 187,000	$ $	- -	$ $	- -	$ $	170,842 9,643	$ $	369,687 446,303

Mark K. Patterson(4) CFO	2022 2021	$ $	127,884 -	$ $	- -	$ $	923,550 -	$ $	- -	$ $	- -	$ $	9,067 -	$ $	1,060,501 -

(1)

Stock awards reflect the grant date fair value of the stock awards and option awards determined in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718, rather than the amounts paid to or realized by the named individual. The assumptions and methodologies used in the calculations of these amounts are set forth in the notes to the condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2022. Under generally accepted accounting principles, compensation expense with respect to stock awards granted to our executive officers is generally recognized over the vesting periods applicable to the awards. The SEC disclosure rules require that we present stock award amounts in the applicable row of the table above using the entire grant date fair value of the awards granted during the corresponding year (regardless of the period over which the awards are scheduled to vest).

(2)

Represents health, life, dental and vision insurance premiums, as well as cell phone allowance, for all three named executive officers. For Marjorie Hargrave, this also includes cash separation payments of approximately $168,000 paid in 2022 as stipulated in her Separation Agreement and Release described below.

(3)	Marjorie A. Hargrave departed the Company effective April 22, 2022.
(4)	Mark K. Patterson joined the Company effective April 22, 2022.

Narrative Disclosure to Summary Compensation Table

The Compensation Committee reviews and approves the terms and structure of the compensation of the Company’s executive officers. The Compensation Committee considers various factors when evaluating and determining the terms and structure of the Company’s executive officer compensation, including the following:

1.	The executive’s leadership and operational performance and potential to enhance long-term value to the Company’s stockholders;
2.	The Company’s financial resources, results of operations, and financial projections;
3.	Performance compared to the financial, operational, and strategic goals established for the Company;
4.	The nature, scope, and level of the executive’s responsibilities;
5.	Competitive market compensation paid by other companies for similar positions, experience, and performance levels; and
6.	The executive’s current salary, the appropriate balance between incentives for long-term and short-term performance.

Management is responsible for reviewing the base salary, annual bonus and long-term compensation levels for other Company employees, and the Company expects this practice to continue going forward. The entire Board remains responsible for significant changes to, or adoption, of new employee benefit plans.

The Company believes that the compensation environment for qualified professionals in the industry in which we operate is competitive. In order to compete in this environment, the compensation of our executive officers is primarily comprised of the following four components:

●	Base salary;
●	Annual short-term incentive plan compensation (cash bonus awards);
●	Long-term incentive compensation (equity awards); and
●	Other employment benefits.

Base Salary

Base salary, paid in cash, is the first element of compensation to our officers. In determining base salaries for our key executive officers, the Company aims to set base salaries at a level we believe enables us to hire and retain individuals in a competitive environment and to reward individual performance and contribution to our overall business goals. The Board believes that base salary should be relatively stable over time, providing the executive a dependable, minimum level of compensation, which is approximately equivalent to compensation that may be paid by competitors for persons of similar abilities. The Board believes that base salaries for our executive officers are appropriate for persons serving as executive officers of public companies that are similar in size and complexity to the Company.

Mr. Murphy is the Company’s Executive Chair and CEO and Mr. Patterson is the Company’s CFO. Neither of these executive officers have written employment agreements with the Company, but they both have a base salary as well as standard benefits. Mr. Murphy and Mr. Patterson both receive annual salaries of $175,000 per year.

Cash Bonuses

Historically, discretionary cash bonuses were another element of our compensation plan. These discretionary cash bonuses provided executive officers and other employees with the potential to receive a portion of their annual cash compensation as a cash bonus in order to encourage performance to achieve key corporate objectives and to be competitive from a total remuneration standpoint. We did not establish a set formula for determining or awarding discretionary cash bonuses to our other executives or employees. In determining whether to award bonuses and the amount of any bonuses, we have taken and expect to continue to take into consideration discretionary factors such as the individual’s current and expected future performance, level of responsibilities, retention considerations, and the total compensation package, as well as the Company’s overall performance including cash flow and other operational factors.

The Board did not award any discretionary bonuses to the named executive officers during 2022.

Equity-Based Compensation

Each of the Company’s executive officers is eligible to be granted awards under the Company’s equity compensation plans. The Company believes that equity-based compensation helps align management and executives’ interests with the interests of our stockholders. Our equity incentives are also intended to reward the attainment of long-term corporate objectives by our executives. We also believe that grants of equity-based compensation are necessary to enable us to be competitive from a total remuneration standpoint. At the present time, we have one active equity incentive plan for our management and employees, the 2016 Stock Incentive Plan (the “2016 Plan”), and one dormant equity incentive plan for our management and employees, the 2010 Stock Incentive Plan (the “2010 Plan”), pursuant to which there are still outstanding awards.

Historically, in determining whether to grant awards and the amount of any awards, the Company took into consideration discretionary factors such as the individual’s current and expected future performance, level of responsibilities, retention considerations, and the total compensation package. In 2018, the Company adopted the Long-Term Incentive Plan (“LTIP”), which is intended to balance the short-term orientation of other compensation elements, further align management and shareholder interests, focus named executive officers on achievement of long-term results, and retain executive talent. The Company’s named executive officers and senior managers have been eligible to receive awards under the LTIP. All awards granted under the LTIP have been made pursuant to the 2016 Plan.

The Company has granted equity-based compensation to named executive officers as described below and as reflected in the table entitled “Outstanding Equity Awards at Fiscal Year-End.”

In January 2021, Ms. Hargrave was granted 100,000 shares of restricted stock. 25% of these shares of restricted stock vested on January 1, 2022, 25% vested early on May 16, 2022 in accordance with the accelerated vesting stipulation in Ms. Hargrave's Separation Agreement and Release discussed below. The remaining 50% were set to vest based upon achievement of certain performance metrics. As a result of Ms. Hargrave's voluntary departure from the Company effective April 22, 2022, the remaining 50% of these performance based shares have been forfeited and will not vest. However, pursuant to Mrs. Hargrave’s Separation Agreement and Release, 50,000 shares of additional Company common stock were granted to Ms. Hargrave on April 22, 2022.

On April 15, 2022, Mark Patterson was granted a 300,000 share restricted stock award that will be subject to transfer and forfeiture restrictions that will lapse in three equal installments of 100,000 restricted shares on each of July 1, 2022, January 1, 2023, and January 1, 2024, subject to his continuous service through each vesting date. Additionally, the Company granted Mr. Patterson a 45,000 share restricted stock award on April 22, 2022, which will be subject to transfer and forfeiture restrictions that will lapse in three equal installments of 15,000 restricted shares on each of July 1, 2022, January 1, 2023, and January 1, 2024, subject to his continuous service through each vesting date. Mr. Patterson’s 45,000 share restricted stock award was issued pursuant to the 2016 Plan, whereas his 300,000 share restricted stock award was not.

Other Compensation/Benefits

Another element of the overall compensation is through providing our executive officers various employment benefits, such as the payment of health and life insurance premiums on behalf of the executive officers. Our executive officers are also eligible to participate in our 401(k) plan on the same basis as other employees and the Company historically has made matching contributions to the 401(k) plan, including for the benefit of our executive officers. In April 2020, the Company ceased all matching to all employees including officers of its 401(k) plan.

Marjorie Hargrave Employment Agreement and Separation Agreement and Release

The Company entered into an employment agreement with Ms. Hargrave effective July 24, 2019 (the “Hargrave Employment Agreement”) in connection with the appointment of Ms. Hargrave as Chief Financial Officer. The Hargrave Employment Agreement provided for an initial term of one year and was set to renew for additional one-year terms unless the Company provides Ms. Hargrave with a notice of non-renewal at least 60 days prior to the then-current term. Pursuant to the Hargrave Employment Agreement, Ms. Hargrave received an annual base salary of $230,000 through December 31, 2020. Effective January 1, 2021, Ms. Hargrave’s annual base salary was increased to $250,000. In addition, Ms. Hargrave was eligible each year to receive a discretionary bonus in addition to her base salary, which would be awarded in such amounts as the Board determined, and was eligible to receive long-term equity incentive awards. In connection with entering into the Hargrave Employment Agreement, on July 24, 2019, Ms. Hargrave was granted 22,000 restricted shares of common stock, half of which were time-vested and half of which were performance-vested. The time-vested portion of the restricted shares vested in one-third installments on each of January 23, 2020, January 23, 2021, and January 23, 2022, all of which have vested as of the date of this filing. The performance-vested portion of the restricted shares were subject to two performance metrics: (i) 6,600 restricted shares would vest upon the Company achieving a 90-day moving average stock price of at least $27.75 per common share, adjusted for stock splits, and (ii) 4,400 restricted shares would vest upon the Company achieving a ratio of Trailing Twelve-Month EBITDA to Consolidated Debt of 1.0 to 1.5, in each case subject to Ms. Hargrave’s continued employment with the Company.

Under the Hargrave Employment Agreement, if the Company terminated Ms. Hargrave’s employment without cause, or Ms. Hargrave’s employment was terminated as a result of her disability or death, Ms. Hargrave would be entitled to receive severance compensation in an amount equal to six months of her then-current base salary, plus bonus severance equal to the greater of her most recent discretionary bonus or three months of her then-current base salary, each to be paid in a lump sum with five business days following termination. In addition, Ms. Hargrave would be entitled to receive the same or similar health care benefits as provided to her at the time of termination for six months from the date of termination, all non-vested equity awards held by Ms. Hargrave would immediately vest, and any stock options which were the subject of such awards would be exercisable for a period of three months following such termination in accordance with the applicable Company equity incentive plan under which such options were granted.

Upon a change of control event, as defined in the Hargrave Employment Agreement, all non-vested equity awards held by Ms. Hargrave would immediately vest and any stock options which are the subject of such awards would be exercisable for the longer of: (i) three months following the change of control event, or (ii) the period set forth for the exercise of any such stock options held by any employee in the agreement accomplishing the change of control event. If, within twelve months following a change of control event, Ms. Hargrave’s employment was terminated by the Company or she resigned after receiving notice that the Hargrave Employment Agreement would not be renewed, Ms. Hargrave would be entitled to receive six months of her then-current base salary, plus 100% of the target amount of any discretionary bonus that she would have been eligible to earn in the year of termination, to be paid as a lump-sum within five days following the date of termination. She would also be entitled to six months of continued health care benefits.

On April 13, 2022, following notice of her intent to depart, the Company entered into a Separation Agreement and Release with Ms. Hargrave.  Under the Separation Agreement and Release, the Company and Ms. Hargrave mutually agreed that Ms. Hargrave’s employment would end on April 22, 2022. As a replacement for certain compensation and benefits provided in the Hargrave Employment Agreement, and in exchange for Ms. Hargrave’s waiver and release of claims, the Company agreed to provide Ms. Hargrave with the following separation benefits: (i) pay $187,000 (less applicable taxes) in monthly installments over a nine month period; b) pay the cost of medical insurance coverage through January 31, 2023 or until Ms. Hargrave becomes eligible through full-time employment with another employer to obtain comparable replacement coverage, whichever occurs first; (iii) accelerate the vesting of 25,000 time-vested restricted shares as of  May 16, 2022; and (iv) receive 50,000 shares of Company common stock on April 22, 2022.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards for each named executive officer at December 31, 2022.

Name	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Richard A. Murphy	-		$-		-	-
Marjorie A. Hargrave	-		$-		-	-
Mark K. Patterson	230,000	(1)	$374,900	(2)	-	-

(1)

Represents unvested shares related to the 300,000 share restricted stock award issued effective April 15, 2022, that will vest in 100,000 restricted share installments on January 1, 2023 and January 1, 2024, and the 45,000 share restricted stock award issued effective April 22, 2022, that will vest in 15,000 restricted share installments on January 1, 2023 and January 1, 2024. The April 2022 grants were recorded by the transfer agent on September 19, 2022.

(2)	Market value calculations based on the Company’s closing stock price of $1.63 on December 30, 2022, the last trading day during the year ended December 31, 2022.

Director Compensation

For Board service during 2022, each non-employee director earned a quarterly director fee of $5,000. In addition, the Chair of each Board committee received a $2,500 quarterly fee, and each director received a $1,000 attendance fee for each special board meeting and committee meeting attended. In addition, on January 1 of each year, the Company grants to each non-employee director a number of shares of restricted stock of the Company having a value equal to $30,000, calculated based on the closing price of the Company’s common stock on the business day prior to the grant date. The restricted stock will vest upon the earliest of the one-year anniversary of the grant date, or the date of the first annual meeting following the grant date, or the date on which a director resigns following a change in control of the Company. As Chair of the Board, Mr. Murphy did not earn any board fees due to his employment with the Company.

2022 Director Compensation Table

The table below reflects compensation paid to the non-employee members of the Board during the year ended December 31, 2022.

Director	Fees Paid in Cash	Stock Awards ($)(1)	All Other Compensation Awards	Total
Robert S. Herlin	$10,500	$30,000	$-	$40,500
William A. Jolly	$10,500	$30,000	$-	$40,500

(1)

Amounts represent the grant date fair value of the stock awards calculated in accordance with ASC 718-10, Stock Compensation, rather than the amounts paid to or realized by the named individual. For information regarding assumptions used to calculate fair value under the Black-Scholes–Merton valuation model, see the notes to the condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2022.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth as of February 8, 2023 certain information regarding beneficial ownership of the Company’s common stock by: (i) each person known to us to beneficially own 5% or more of the Company’s common stock; (ii) each of the Company’s current named executive officers; (iii) each of our directors; and (iv) all of our executive officers (as that term is defined under the rules and regulations of the SEC) and directors as a group.

We have determined beneficial ownership in accordance with Rule 13d-3 under the Exchange Act. Beneficial ownership generally means having sole or shared voting or investment power with respect to securities. Unless otherwise indicated in the footnotes to the table, each stockholder named in the table below has sole voting and investment power with respect to the shares of common stock set forth opposite the stockholder’s name. We have based our calculation of the percentage of beneficial ownership on 11,888,846 shares of Company’s common stock outstanding on February 8, 2023.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Common Stock
Named Executive Officers and Directors:
Richard A. Murphy	2,635,991	(3)	20.84%
Mark K. Patterson	230,000	(4)	1.93%
Robert S. Herlin	82,292		* %
William A. Jolly	82,625		* %

All current executive officers and nominees as a group (4 persons)	3,030,908		23.96%

* The percentage of common stock beneficially owned is less than 1%.

(1)	The address of the beneficial owners in each case is c/o Enservco Corporation, 14133 County Road 9 ½, Longmont, CO 80504 except as indicated below
(2)	Calculated in accordance with Rule 13d-3 under the Exchange Act.
(3)

Consists of the following: (i) 50,383 shares of common stock owned directly by Mr. Murphy; (ii) warrants to acquire 760,805 shares of common stock held by Cross River Partners, L.P. (“Cross River”), and (iii) 1,824,803 shares of common stock held by Cross River. Excludes shares of common stock issuable upon conversion of outstanding convertible notes held by Cross River whose conversion price is not currently known or determinable. Mr. Murphy is the managing partner of Cross River Partners, L.P. The address of Cross River Partners, L.P. is 31 Bailey Ave, Suite D, Ridgefield, CT 06877.

(4)	Consists of 230,000 shares of common stock owned by Mr. Patterson that are currently vested. Excludes 115,000 restricted shares that will vest on January 1, 2024.

Equity Compensation Plan Information

The following is provided with respect to compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance as of December 31, 2022:

Plan Category and Description	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)
Equity Compensation Plans Approved by Security Holders	-	$-	484,777	(1)
Total	-	$-	484,777

(1)

The amount in this column is calculated as follows: 692,782 shares of common stock reserved under the 2016 Plan less (i) 61,784 options that were issued from the 2016 Plan; (ii) 96,221 shares of Restricted Stock Award shares issued and outstanding under the 2016 Plan; and (iii) 50,000 shares issued from the 2016 Plan to the Company’s former Chief Financial Officer as part of her Severance and Release Agreement.

Description of the 2016 Stock Incentive Plan

On July 18, 2016, the Board unanimously approved the adoption of the Enservco Corporation 2016 Stock Incentive Plan (the "2016 Plan"), which was approved by the stockholders on September 29, 2016. The 2016 Plan is administered by our Board, which may in turn delegate authority to administer the 2016 Plan to a committee. Our plan administrator may make grants of cash and equity awards under the 2016 Plan to facilitate compliance with Section 162(m) of the Code. Subject to the terms of the 2016 Plan, the plan administrator may determine the recipients, numbers and types of awards to be granted, and the terms and conditions of the awards, including the period of their exercisability and vesting. On November 29, 2017, the Board established a compensation committee that will administer the 2016 Plan.

There is no requirement to describe plans that have been approved by the Company’s shareholders.

The 2016 Plan permits the granting of stock options (including both incentive and non-qualified stock options); stock appreciation rights (“SARs”); restricted stock and restricted stock units; performance awards of cash, stock, other securities or property; other stock grants; and other stock-based awards.

Unless sooner discontinued or terminated by the Board, the 2016 Plan will expire on September 29, 2026. No awards may be made after that date. However, unless otherwise expressly provided in an applicable award agreement, any award granted under the 2016 Plan prior to expiration extends beyond the expiration of the 2016 Plan through the award’s normal expiration date.

Without the approval of the Company’s stockholders, the Committee will not re-price, adjust or amend the exercise price of any options or the grant price of any SAR previously awarded, whether through amendment, cancellation and replacement grant or any other means, except in connection with a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event, in order to prevent dilution or enlargement of the benefits, or potential benefits intended to be provided under the 2016 Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

The Board has adopted a written policy that establishes a framework for the review and approval or ratification of transactions between the Company and its related parties and/or their respective affiliated entities. We refer to this policy as our “Related Party Transactions Policy.” The Related Party Transactions Policy is available on our website at www.enservco.com.

Pursuant to this policy, “Related Parties” includes our executive officers and directors, any nominee for director, beneficial owners of 5% or greater of the Company’s voting securities, and the immediate family members of any of the foregoing persons. An “Immediate Family Member” of a Related Party means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, or any person sharing a household with the Related Party, other than a tenant or employee.

A “Related Party Transaction” includes:

●	any transaction or relationship directly or indirectly involving a Related Party that would need to be disclosed under Item 404(a) of SEC Regulation S-K;
●	any material amendment or modification to an existing Related Party Transaction; and/or
●	any transaction deemed by the directors or the Company’s legal counsel to be a Related Party Transaction.

Under the Related Party Transactions Policy, Related Party Transactions are prohibited, unless approved or ratified by the disinterested directors of the Company. A Related Party Transaction entered into without pre-approval is not invalid, unenforceable, or in violation of the policy, provided that such transaction is brought to the disinterested directors as promptly as reasonably practical after it is entered into, and such transaction is ratified.

The Company’s executive officers, directors, and nominees for director are required to promptly notify the Board and the Company’s legal counsel of any proposed Related Party Transaction. The Company’s disinterested directors will review such transaction, considering all relevant facts and circumstances, including the commercial reasonableness of the terms, the benefit and perceived benefit (or lack thereof) to the Company, opportunity costs of alternate transactions, the materiality and character of the Related Party’s direct or indirect interest, and the actual or apparent conflict of interest of the Related Party. The disinterested directors may not approve or ratify a Related Party Transaction unless they have determined that upon consideration of all relevant information, the proposed Related Party Transaction is in, or not inconsistent with, the best interests of the Company and its stockholders.

The following sets forth information regarding transactions between the Company (and its subsidiaries) and its officers, directors, nominees, and more than 5% significant stockholders since January 1, 2021.

In December 2021, Cross River Partners, LP, an entity controlled by Richard A. Murphy, our CEO and Chairman (“Cross River”), wired $210,000 (approved by the Independent Board Members on December 22, 2021 as evidenced by minutes dated December 21, 2021) to Gordon Brothers in connection with a due diligence fee associated with Gordon Brothers potentially loaning funds to Enservco to repay East West Bank. Subsequent to the funding, it was determined that Gordon Brothers was not able to complete the loan and wired back to Cross River Partners $145,000 on January 20, 2022. Also, on February 16, 2022, Gordon Brothers wired to Cross River Partners, LP an amount equal to $17,078. As such, the outstanding loan as of the date of this filing is $47,922 between Cross River Partners (lender) and the Company (borrower).

The Company and Heat Waves Hot Oil Service LLC filed revised 941-Xs in connection with Employee Retention Credits under the CARES Act for the third and fourth quarters of 2020 and part of the first quarter of 2021. The total of these credits was in excess of $700,000. In order for East West Bank to loan the Company $700,000 in connection with pledging these credits to East West Bank, Cross River entered into a Commercial Guaranty dated January 25, 2022 signed by Richard A. Murphy wherein Cross River guaranteed repayment of a $700,000 advance in the event that the Employee Retention Credits were not received by the Company and deposited into their account at East West Bank. On February 14, 2022, three checks were posted to Heat Waves Hot Oil Service LLC’s account at East West Bank in the amount of $780,136.12 from the United States Treasury for the Heat Waves Hot Oil Service LLC Employee Retention Credits for the third and fourth quarters of 2020, as well as the first quarter of 2021. As such, the Commercial Guaranty from Cross River to East West Bank was satisfied in full and no further obligation in respect to this matter existed as of February 14, 2022.

On February 22, 2022, Cross River loaned to the Company $1,000,000. The amount wired to the Company’s account was $925,000 and the remaining $75,000 was funded by Cross River to Utica LeaseCo, LLC as a due diligence fee in the amount of $75,000. Utica Finance Company has lent on the equipment of Heat Waves Hot Oil Service LLC in order to retire the East West Bank loan effective March 24, 2022. This loan is secured by a receivable from Civitas Corporation.

On March 10, 2022, Cross River loaned $200,000 to the Company and, as such, the loan described above was increased to $1.2 million. On March 24, 2022, the Company repaid the $1.2 million loan plus all accrued interest.

On March 24, 2022, the Company issued a convertible subordinated note in the aggregate principal amount of $1.2 million to Cross River. The note has a term of six years and bears interest at a rate of 7% per annum. The Company is required to make quarterly interest-only payments for one year beginning June 30, 2022 and pay the remaining balance of the principal and accrued interest over the next five years based on a ten year amortization schedule. The note can be converted into shares of the Company’s Common Stock at a conversion price equal to the average closing price of the Company's Common Stock for the five days prior to the date of conversion.

On July 15, 2022, the Company entered into a convertible subordinated promissory note (the “July 2022 Convertible Note”) with Cross River whereby the Company received $1.2 million of capital for general working capital purposes. The July 2022 Convertible Note matures six years from the date of issuance and carries interest at the rate of 7.75% per annum. The Company is required to make quarterly interest-only payments for the first year starting September 30, 2022, followed by principal and interest payments for the remaining five years based upon a ten-year amortization schedule. The July 2022 Convertible Note is unsecured and junior and subordinate to indebtedness which the Company may now or at any time hereafter owe to any lender. Subject to any required stockholder approval, all or some of the outstanding principal and accrued but unpaid interest under the July 2022 Convertible Note is convertible at the option of Cross River into (i) common stock of the Company at a conversion price of $1.69 per share; or (ii) equity securities issued by the Company in an equity offering with minimum offering proceeds to the Company (net of any related placement agent or underwriting fees) of $1.2 million at the conversion price per equity security issued in such equity offering.

On September 22, 2022, the Company entered into a revolving credit facility with Cross River pursuant to which the Company issued a $750,000 revolving promissory note to Cross River (the “Cross River Revolver Note”). The Cross River Revolver Note is structured as a revolving credit facility to the Company with advances to be made on an ad hoc basis by Cross River to the Company. The Cross River Revolver Note has a one-year term and accrues interest at 8.00% per annum. Prior to the September 22, 2023 maturity date, the Company is required to make principal payments to Cross River upon demand with thirty (30) days’ notice. The Cross River Revolver Note is not convertible into the Company’s equity and is secured by certain of the Company’s owned real property located in North Dakota. As of September 30, 2022, $225,000 was outstanding under this Cross River Revolver Note.

On November 3, 2022, the Company entered into a note exchange agreement with Cross River pursuant to which Cross River loaned an additional $450,000 to the Company, exchanged the $750,000 Cross River Revolver Note for a $1.2 million convertible secured subordinated promissory note (the “November 2022 Convertible Note”) and received a five-year warrant to acquire 568,720 shares of Company common stock at $2.11 per share. The November 2022 Convertible Note has a two-year term and accrues interest at 10.00% per annum, payable quarterly starting March 30, 2023 at the option of the Company in cash or the Company’s common stock. Subject to any shareholder approval required by any exchange upon which the Company’s common stock is then listed, the principal and accrued interest of the November 2022 Convertible Note is convertible into the Company’s common stock at a conversion price of $2.11 per share. The November 2022 Convertible Note is secured by two Company-owned parcels of real property located in North Dakota. On December 13, 2022, the Company sold one of these two parcels for a combination of cash and a promissory note/mortgage totaling $550,000. As consideration for Cross River releasing its security interest on such parcel, the Company has agreed that it will enter into a collateral assignment of the security on such parcel back to Cross River in the event the buyer defaults on their promissory note/mortgage to the Company

LEGAL PROCEEDINGS

On November 8, 2021, a plaintiff who is a Texas resident, filed a complaint in Texas State Court in Atascosa County, against the Company, our wholly owned subsidiary, Heat Waves Hot Oil Service, LLC, and two individual former Company employees alleging negligence by our Company and subsidiary in connection with a traffic accident sustained by the plaintiff on November 19, 2019. On August 9, 2022, the Company, its insurance carriers and the plaintiff entered into a mediated settlement of all claims against all parties in the matter of the auto liability claim. The $9.3 million settlement agreement was executed by all parties in September 2022. The insurance claim payment to the plaintiff was covered by the Company’s insurance policies.

On May 22, 2022, Ali Safe, acting individually and on behalf of others, filed a class action complaint in United States District Court for the District of Colorado alleging that the Company and certain of its officers violated securities laws in relation to certain of its SEC Form 10-Q filings in 2021 which required amendments and restatements to such filings. On November 28, 2022, the plaintiff amended their complaint primarily to add Jan Lambert as lead plaintiff and to include Cross River Partners, L.P. and Cross River Capital Management, LLC as defendants.

We believe the claims are without merit and have engaged counsel to vigorously defend the Company against such claims. The Company has Director’s and Officer’s insurance coverage to defend against such claims and the Company's insurance carriers have been notified about the lawsuit. While we believe the claims are without merit, there can be no assurances that a favorable final outcome will be obtained, and defending any lawsuit can be costly and can impose a significant burden on management and employees. Any litigation to which we are a party may result in an unfavorable judgment that may not be reversed upon appeal or in payments of substantial monetary damages or fines, or we may decide to settle such lawsuit on similarly unfavorable terms, either of which could materially adversely affect our business, financial condition, or results of operations. Furthermore, there can be no assurances that our insurance coverage will be available in sufficient amounts to cover such claim, or at all.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Maslon LLP, Minneapolis, Minnesota. Certain legal matters in connection with this offering will be passed upon for the Placement Agent by Duane Morris LLP, New York, New York.

EXPERTS

The consolidated financial statements of Enservco Corporation as of December 31, 2022 have been audited by Pannell Kerr Forster of Texas, P.C. and the consolidated financial statements as of December 31, 2021 have been audited by Plante & Moran, PLLC, independent registered public accountants, as set forth in their respective reports. Such consolidated financial statements are incorporated in reliance upon such report given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the shares of common stock, pre-funded warrants and warrants being offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement and the exhibits. For further information about us and the common stock, pre-funded warrants and warrants offered by this prospectus, you should refer to the registration statement and its exhibits. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. SEC filings are also available to the public at the SEC’s website at www.sec.gov.

We are subject to the reporting and information requirements of the Exchange Act and, as a result, we file periodic and current reports, proxy statements and other information with the SEC. We make our periodic reports and other information filed with or furnished to the SEC, available, free of charge, through our website as soon as reasonably practicable after those reports and other information are filed with or furnished to the SEC. Additionally, these periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above.

You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference into this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC:

●	our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 31, 2023;
●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 15, 2023;
●

our current reports on Form 8-K and any and all amendments thereto, filed with the SEC on January 9, 2023, January 17, 2023, February 28, 2023, March 30, 2023, April 6, 2023, April 11, 2023, May 8, 2023, and June 16, 2023 (in each case other than portions of those documents, if any, deemed to be furnished and not filed); and

●	the information specifically incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2022, from our Definitive Proxy Statement related to our 2023 Annual Meeting of Stockholders, filed with the SEC on April 28, 2023.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus, including all such documents we may file with the SEC after the date of the initial registration statement (or post-effective amendment thereto) and prior to the effectiveness of the registration statement (or post-effective amendment thereto), but excluding any information deemed furnished and not filed with the SEC.

We will provide to each person, including any beneficial owners, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus. We will provide these reports or documents upon written or oral request at no cost to the requester. You should direct any written requests for documents to Enservco Corporation, Attention: Mark Patterson.

You may also access these documents, free of charge, on the SEC’s website at www.sec.gov or on our website at http://enservco.com. Except for the specific incorporated documents listed above, the information contained in, or that can be accessed through, our website is not incorporated by reference into this prospectus or the registration statement of which it forms a part.

In accordance with Rule 412 of the Securities Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

3,900,000 Shares of Common Stock

Pre-Funded Warrants to Purchase 3,100,000 Shares of Common Stock

Warrants to Purchase 7,000,000 Shares of Common Stock

PROSPECTUS

June 22, 2023

A.G.P.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth costs and expenses paid or payable by the registrant in connection with the issuance and distribution of the securities being registered other than placement agent. All amounts are estimates except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority, Inc. filing fee.

Amount to be Paid
SEC Registration fee	$2,204
Financial Industry Regulatory Authority, Inc. filing fee	3,500
Printing and engraving expenses	30,000
Legal fees and expenses	125,000
Accounting fees and expenses	25,000
Transfer Agent’s fees	2,500
Miscellaneous fees and expenses	10,000
Total	$198,204

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or the DGCL, authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

Our Certificate of Incorporation, as amended and restated, contains provisions that limit the liability of its directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

●	any breach of their duty of loyalty to us or our stockholders;
●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or
●	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the DGCL.

In addition, our Bylaws, as amended and restated, provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at its request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

The limitation of liability and indemnification provisions that are expected to be included in our Certificate of Incorporation, our Bylaws and in indemnification agreements that we have entered into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or third-party agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to its indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our Board of Directors.

Item 15. Recent Sales of Unregistered Securities.

The following is a summary of transactions during the preceding three years involving sales of our securities that were not registered under the Securities Act.

In February 2021, we issued to Cross River Partners L.P., an entity controlled by Richard Murphy, our Chief Executive Officer and Chairman (“Cross River”), 601,674 shares of common stock and a warrant to purchase 150,418 shares of common stock with an exercise price of $2.507 per share in exchange for the cancellation by Cross River of subordinated notes in the aggregate principal amount of $1,250,000 plus accrued interest of $61,651, pursuant to a Note Conversion Agreement. The issuance of the forgoing securities was not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act.

In March 2022, we issued to Cross River a convertible subordinated note in the aggregate principal amount of $1.2 million that accrues interest at 7% per annum and matures in six years. Subject to any required stockholder approval, the outstanding principal amount plus accrued but unpaid interest under the convertible subordinated note is convertible at the option of Cross River into common stock at a conversion price equal to the average closing price of our common stock on the five days prior to the date of any such conversion. The issuance of the foregoing securities was not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) under the Securities Act.

In July 2022, we issued to Cross River a convertible subordinated promissory note in the aggregate principal amount of $1.2 million that accrues interest at the rate of 7.75% per annum and matures in six years. Subject to any required stockholder approval, all or some of the outstanding principal amount plus accrued but unpaid interest under the convertible subordinated promissory note is convertible at the option of Cross River into (i) common stock at a conversion price of $1.69 per share; or (ii) equity securities issued by us in an equity offering with minimum offering proceeds to us (net of any related placement agent or underwriting fees) of $1,200,000 at the conversion price per equity security issued in such equity offering. The issuance of the foregoing securities was not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) under the Securities Act.

In September 2022, we issued 300,000 restricted shares of common stock to Mark Patterson, our Chief Financial Officer as part of an agreement made in March 2022 as an incentive to Mr. Patterson’s commencement of employment with the Company. Subject to Mr. Patterson’s continued employment with the Company, the transfer and forfeiture restrictions lapse in three equal installments of 100,000 restricted shares on each of July 1, 2022, January 1, 2023, and January 1, 2024. The issuance of the foregoing securities was not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) under the Securities Act.

In November 2022, we issued to Cross River a convertible secured subordinated promissory in the aggregate principal amount of $1.2 million that accrues interest at 10.00% per annum and has a two year term and a warrant to acquire 568,720 shares of common stock at an exercise price of $2.11 per share in exchange for the cancellation by Cross River of $750,000 revolving promissory note issued by us in September 2022 and an additional $450,000 loan to us, pursuant to a Note Exchange Agreement. Subject to any required stockholder approval, all or some of the outstanding principal amount plus accrued but unpaid interest is convertible into shares of common stock at the option of Cross River at a conversion price equal to the lower of (i) $2.11 per share or (ii) the per share price we receive for our common stock in the next subsequent equity offering in excess of $2.0 million. The issuance of the foregoing securities was not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits:

Exhibit No.	Description
1.1**	Form of Placement Agent Agreement
3.1	Second Amended and Restated Certificate of Incorporation (Incorporated by reference from the Company’s Current Report on Form 8-K filed on January 4, 2011)
3.2	Certificate of Amendment of Second Amended and Restated Certificate of Incorporation (Incorporated by reference from the Company’s Current Report on Form 8-K filed on June 25, 2014)
3.3	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation (Incorporated by reference from the Company’s Current Report on Form 8-K filed on January 21, 2021)
3.4	Amended and Restated Bylaws (Incorporated by reference from the Company’s Current Report on Form 8-K filed on July 28, 2010)
4.1	Warrant to Purchase Common Stock dated September 23, 2020 ((Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on September 28, 2020)
4.2	Warrant dated November 3, 2022 ((Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on November 9, 2022)
4.3**	Form of Common Warrant
4.4**	Form of Pre-Funded Warrant
4.5**	Form of Securities Purchase Agreement
5.1**	Opinion of Maslon LLP
10.1	2016 Stock Incentive Plan (Incorporated by reference from the Company’s Proxy Statement on Form DEF 14A and filed on August 16, 2016)
10.2	Form of Indemnification Agreement. (Incorporated by reference to Exhibit 10.07 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed on March 20, 2014)
10.3

Note Conversion Agreement by and between Enservco Corporation and Cross River Partners, L.P. dated February 3, 2021, including form of Warrant (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 3, 2021)

10.4

Master Lease Agreement dated March 24, 2022 by and between Utica Leasco LLC and Heat Waves Hot Oil Services LLC (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on March 28, 2022)

10.5	Master Lease Guaranty dated March 24, 2022 by Enservco Corporation ((Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on March 28, 2022)

10.6

Invoice Purchase Agreement dated March 24, 2022 by and between LSQ Funding Group, LLC and Heat Waves Hot Oil Services LLC (Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on March 28, 2022)

10.7	Entity Guaranty dated March 24, 2022 by Enservco Corporation (Incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on March 28, 2022)/p>
10.8

Intercreditor Agreement dated March 24, 2022 by and among Utica Leasco LLC, LSQ Funding Group, LLC, Heat Waves Hot Oil Services LLC, and Enservco Corporation (Incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on March 28, 2022)

10.9

Convertible Subordinated Promissory Note dated March 22, 2022 of Enservco Corporation issued to Cross River Partners, LP. (Incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on March 28, 2022)

10.10

Separation Agreement and Release between Enservco Corporation and Marjorie Hargrave effective April 13, 2022 (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 18, 2022)

10.11	Convertible Subordinated Promissory Note dated July 15, 2022 (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 20, 2022)
10.12

Note Exchange Agreement by and between Enservco Corporation and Cross River Partners, L.P. dated November 3, 2022 (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 9, 2022)

10.13	Convertible Secured Subordinated Promissory Note dated November 3, 2022 (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on November 9, 2022)
21.1	Subsidiaries of Enservco Corporation (Incorporated by reference to Exhibit 21.1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed on July 7, 2022)
23.1*	Consent of Plante & Moran, PLLC
23.2*	Consent of Pannell Kerr Forster of Texas, P.C.
23.3**	Consent of Maslon LLP (included in Exhibit 5.1)
24.1**	Power of Attorney
107**	Filing Fee Table

*	Filed herewith.
**	Previously filed.

(b) Consolidated Financial Statement Schedules: No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or notes thereto that are incorporated by reference into this registration statement.

Item 17.     Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on June 22, 2023.

ENSERVCO CORPORATION (Registrant)

By:	/s/ Richard A. Murphy
Richard A. Murphy Director and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amended registration statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Richard A. Murphy
Richard A. Murphy	Director and Executive Chairman (Principal Executive Officer)	June 22, 2023

/s/ Mark K. Patterson
Mark K. Patterson	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 22, 2023

/s/ Robert S. Herlin
Robert S. Herlin	Director	June 22, 2023

/s/ William A. Jolly
William A. Jolly	Director	June 22, 2023

/s/ Kevin Chesser
Kevin Chesser	Director	June 22, 2023